                                                                     EXHIBIT 2.7





                           SALE AND PURCHASE AGREEMENT

                                       FOR

                 EXXON CALIFORNIA REFINING AND MARKETING ASSETS

                                     BETWEEN

                           EXXON MOBIL CORPORATION AND

                       VALERO REFINING COMPANY-CALIFORNIA

                                  MARCH 2, 2000

                           SALE AND PURCHASE AGREEMENT

               FOR EXXON CALIFORNIA REFINING AND MARKETING ASSETS

         THIS SALE AND PURCHASE AGREEMENT FOR EXXON CALIFORNIA REFINING AND MARKETING ASSETS (the "Agreement"), is made and entered into as of the 2nd day of March , 2000 (the "Effective Date"), between EXXON MOBIL CORPORATION, a New Jersey corporation, having a principal place of business in Irving, Texas ("Seller"), and VALERO REFINING COMPANY-CALIFORNIA, a Delaware Corporation, having a principal place of business in San Antonio, Texas ("Purchaser").

                              PRELIMINARY STATEMENT

         Seller owns a Refinery in Benicia, California (the "Refinery") on which Seller conducts refining and other business activities and operations.

         Seller also owns a truck terminal adjacent to the Refinery, with related buildings, racks, aboveground and below ground storage tanks, aboveground and underground piping, fixtures and related on and off-site facilities, appurtenances and other assets (the "Terminal").

         Seller also owns or leases retail assets in California at which Exxon-branded fuel products are marketed to retail customers (the "California Retail Assets").

         Under the terms of consent decrees entered into with the U.S. Federal Trade Commission ("FTC") and State of California on November 30, 1999 in connection with the merger of Exxon Corporation and Mobil Corporation (collectively, the "Consent Decrees" and individually the "FTC Consent Decree" and the "California Consent Decree," respectively), Seller has agreed to divest the Refinery, the Terminal, and the California Retail Assets (collectively, as defined in the Consent Decrees and as more particularly described herein, the "Exxon California Refining and Marketing Assets"). The Exxon California Refining and Marketing Assets and certain related assets are specifically defined in
Article II and, as so defined, are herein referred to as the "Assets." Purchaser is willing to purchase the Assets in accordance with the terms of this Agreement.

          As specified in the Consent Decrees, the purpose of the transactions contemplated by this Agreement is to ensure the continued use of the Assets as viable, on-going businesses, in the same businesses in which they were engaged at the time of the announcement of the merger between Exxon Corporation and Mobil Corporation, including the refining and marketing of CARB Gasoline and other petroleum products, by a firm that has a sufficient ability, and an equivalent incentive to invest and compete in the Assets and businesses as Seller had before the merger, and to remedy the lessening of competition in the refining and marketing of CARB Gasoline and other petroleum products resulting from the merger.





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         Purchaser recognizes the purpose of the Consent Decrees and specifically affirms as follows: (i) it has the managerial, operational and financial capability to compete effectively as a viable, ongoing refiner and marketer of CARB Gasoline; (ii) it intends to use the Assets for the purpose of competing effectively in the refining and marketing of CARB Gasoline; and (iii) its purchase of the Assets will not adversely affect competition.

         Purchaser's execution and delivery of this Agreement to Seller shall constitute a binding and irrevocable offer to purchase the Assets on the terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the matters set forth in the Preliminary Statement, the mutual promises and covenants herein set forth, and subject to the terms and conditions hereof, the parties intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         The following terms shall have the meanings set forth below for all purposes of this Agreement:

              "AFFILIATE" means, with respect to a party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such party. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

              "AGREEMENT" means this Sale and Purchase Agreement for Exxon California Refining and Marketing Assets.

              "ALTA" has the meaning specified in Section 12.1.1.

              "ANS CRUDE SUPPLY AGREEMENT" has the meaning specified in Section 5.4.

              "ASSETS" has the meaning specified in the Preliminary Statement to this Agreement.

              "BASELINE REPORT" has the meaning specified in Section 11.4.3.1.

              "BOOKS AND RECORDS" has the meaning specified in Section 2.1.4.

              "BRANDED MARKETER AGREEMENT" has the meaning specified in Section 5.2.2.

              "CALIFORNIA-NORTH MARKETING ASSETS" has the meaning specified in
Section 2.2.2.

              "CALIFORNIA-SOUTH MARKETING ASSETS" has the meaning specified in
Section 2.2.2.







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

              "CARB GASOLINE" means gasoline that meets the standards of the California Air Resources Board as of the Effective Date.

              "CASUALTY" has the meaning specified in Section 13.1.1.

              "CERCLA" has the meaning specified in Section 11.1.

              "CLOSING" has the meaning specified in Section 6.1.

              "CLOSING DATE" has the meaning specified in Section 6.1.

              "CLOSURE" has the meaning specified in Section 11.4.4.2.3.

              "COBRA COVERAGE" has the meaning specified in Section 4.1.2.

              "COMPANY OPERATED MARKETING SITES" has the meaning specified in
Section 2.2.2.1.

              "CONSENT" has the meaning specified in Sections 9.3.

              "CONSENT DECREES" has the meaning specified in the Preliminary Statement.

              "CONTRACTS" means Refinery and Terminal Contracts and Marketing Contracts.

              "CORRECTIVE ACTION" means any investigation, sampling, analysis, monitoring, abatement, removal, decontamination, remediation, cleanup, management, treatment, storage or disposal related to Releases of Hazardous Materials or Petroleum Products.

              "COVERED CONTAMINATION" has the meaning specified in Section
11.4.1.

              "DEFAULT" has the meaning specified in Sections 14.1 and 14.2.

              "DISTRIBUTORS" has the meaning specified in Section 2.2.2.2.

              "DISTRIBUTOR SALES AGREEMENTS" has the meaning specified in
Section 2.2.2.2.

              "EARNEST MONEY DEPOSIT" has the meaning specified in Section 3.2.

              "EFFECTIVE DATE" has the meaning specified in the introductory paragraph of this Agreement.

              "ELECTIVE WORK" has the meaning specified in Section 11.4.14.

              "ENVIRONMENTAL CLAIMS" means any known, unknown, contingent or non-contingent loss, liability, claim (including, without limitation, tort claims, claims for personal injury, claims








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


for property damage, natural resource damage claims, claims for diminution in property value, claims for injunctive relief, and claims for Corrective Action), action, proceeding (including, without limitation, any notice of non-compliance or violation, charge, directive, demand, and request for information), obligation (including, without limitation, any obligation to investigate, monitor, test, report to Governmental Authorities, remediate and perform Corrective Action in connection with any onsite or offsite Release of Hazardous Materials or Petroleum Products), suit, judgment, decree, order (including, without limitation, any compliance order, consent order, cleanup and abatement order and cease-and-desist order) lien, fine, penalty, damage (including, without limitation, consequential damages, natural resource damages and punitive damages), expense, cost and fee (including, without limitation, reasonable attorney and consultant fees and costs for investigation and defense) arising out of or related to Environmental Laws.

              "ENVIRONMENTAL LAWS" shall mean all applicable federal, state, and local laws, statutes, ordinances, regulations, common law, standards, prohibitions, restrictions, directives, interpretations, Orders, guidelines, permits, licenses, approvals and entitlements that relate to the protection of human health, safety and/or the environment or create rights or obligations in connection with the presence or Release of Hazardous Materials or Petroleum Products.

              "ERISA" has the meaning specified in Section 4.1.2.

              "EXCLUDED PROPERTY" has the meaning specified in Section 2.3.

              "EXISTING CASE DATA" has the meaning specified in Section
11.4.3.1.

              "FEE & LEASE DEALERS" has the meaning specified in Section
2.2.2.1.

              "FEE & LEASE DEALER AGREEMENTS" has the meaning specified in
Section 2.2.2.1.

              "FEE & LEASE DEALER MARKETING SITES" has the meaning specified in
Section 2.2.2.1.

              "FEE & LEASE DEALER TERMS AND CONDITIONS OF SALE" has the meaning specified in Section 2.2.12.

              "FEE MARKETING SITES" has the meaning specified in Section 2.2.2.

              "FTC" has the meaning specified in the Preliminary Statement.

              "GOVERNMENTAL AUTHORITY" means any federal, state or local governmental authority, agency, board, commission, judicial body or other body having jurisdiction over the matter.

              "GUARANTOR" has the meaning specified in Article XXV.

              "HAZARDOUS MATERIALS" means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, hazardous air pollutant, contaminant or pollutant under any Environmental Laws,







                                       4
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including, without limitation, (i) radioactive substances, (ii) asbestos, (iii)
radon, (iv) mercury, (v) lead-based paint and (vi) polychlorinated biphenyls ("PCBs"), but excluding Petroleum Products.

              "IMPROVEMENTS" has the meaning specified in Section 2.1.2.

              "INDEMNITEE" has the meaning specified in Section 16.1.

              "INDEMNITOR" has the meaning specified in Section 16.1.

              "LATEST TAX RATE" shall mean for property tax purposes 1.132% which is the applicable property tax rate in effect for the tax year July 1, 1999 to June 30, 2000 in which Closing is set to occur.

              "LATEST TAX VALUATION" shall mean the valuation for property tax purposes in effect on January 1, 2000.

              "LEASED MARKETING SITES" has the meaning specified in Section
2.2.2.

              "LOSS" shall mean any loss, liability, claim, action, proceeding, obligation, suit, judgment, decree, lien, fine, penalty, damages (including special, consequential, indirect and loss of profit damages, except as noted), expense, cost and fee. "Loss" shall include, but is not limited to Environmental Claims and, in each instance, shall include all reasonable costs of investigating and defending any claim.

              "MAJOR EQUIPMENT" has the meaning specified in Section 19.2.

              "MARKETING ASSETS" has the meaning specified in Section 2.2.1.

              "MARKETING CONTRACTS" has the meaning specified in Section 2.2.4

              "MARKETING INVENTORY" has the meaning specified in Section 6.4.2.

              "MARKETING PERMITS" has the meaning specified in Section 2.2.8.

              "MARKETING SITE" or "MARKETING SITES" have the meanings specified in Section 2.2.2.

              "MARKETING SITES ACQUIRED FROM OTHER RESPONSIBLE PARTIES" has the meaning specified in Sections 11.4.15 and 11.4.16.

              "MERCHANDISE" has the meaning specified in Section 6.4.2.

              "NEW CONTAMINATION" has the meaning specified in Section 11.4.4.3.








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              "OPERATIONS" means the business activities and operations
conducted on each of the Assets.

              "ORDER" means any judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter.

              "OTHER RESPONSIBLE PARTY" has the meaning specified in Sections
11.4.15 and 11.4.16.

              "PAYROLL PRACTICES/EMPLOYEE ARRANGEMENTS" has the meaning specified in Section 22.12.

              "PERMITS" means Refinery and Terminal Permits and Marketing
Permits.

              "PERMITTED ENCUMBRANCES" has the meaning specified in Section 12.1.1.

              "PERSONAL PROPERTY" has the meaning specified in Section 2.1.3.

              "PETROLEUM PRODUCT" means petroleum hydrocarbons, including crude oil and any fraction thereof, and any product made from petroleum hydrocarbons, together with any additives to such products, including, without limitation, MTBE.

              "PMPA" has the meaning specified in Section 2.2.2.1.

              "PMPA CLAIM" has the meaning specified in Section 8.1.2.

              "PMPA FRANCHISE AGREEMENTS" has the meaning specified in Section 2.2.2.2.

              "PHYSICAL INVENTORY PROCEDURE" has the meaning specified in
Section 6.4.1.

              "PURCHASE PRICE" has the meaning specified in Section 3.1.

              "PURCHASER" has the meaning specified in the introductory paragraph.

              "PURCHASER'S KNOWLEDGE" means the actual knowledge of any of the employees of Purchaser listed on Schedule 1-P as of the date a particular representation or warranty is made, without any review of files or other due diligence on the part of such employees.

              "QUALIFIED INTERMEDIARY" has the meaning specified in Article XXVIII.

              "RCRA" has the meaning specified in Section 11.3.2.

              "REAL PROPERTY" means all real property interests included in the Assets, including real property owned in fee or leased which is part of the Assets.







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

              "REFINERY" has the meaning specified in the Preliminary Statement.

              "REFINERY AND TERMINAL CONTRACTS" has the meaning specified in
Section 2.1.5.

              "REFINERY AND TERMINAL INVENTORY" has the meaning specified in
Section 2.1.7.

              "REFINERY AND TERMINAL INVENTORY SALE PRICE" has the meaning specified in Section 6.4.1.

              "REFINERY AND TERMINAL PERMITS" has the meaning specified in
Section 2.1.6.

              "RELEASE" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposing or release of Hazardous Materials or Petroleum Products into or upon the environment (including without limitation the air, soil, surface water, and groundwater).

              "REMEDIATION COMPLETION DATE" has the meaning specified in Section 11.4.4.3.

              "REMEDIATION COST" has the meaning specified in Section 11.4.4.6.

              "REMEDIATION EASEMENT" means the easement retained by Seller that reserves access to and use of the premises in order to effect remediation, as further defined in Section 11.5.

              "RESTRICTION" has the meaning specified in Section 11.3.5.

              "RETAINED LIABILITIES" has the meaning specified in Section 4.1.

              "RETURNS" means all federal, state, local, foreign or other governmental income and franchise returns and all sales, use, payroll, withholding and other Tax returns.

              "SELLER" has the meaning specified in the introductory paragraph.

              "SELLER CAPTIVE INSURER" has the meaning specified in Section
2.4.1.

              "SELLER POLICIES" has the meaning specified in Section 2.4.1.

              "SELLER SERVICES" has the meaning specified in Section 5.5.

              "TRANSITION SERVICES AGREEMENT(S)" has the meaning specified in
Section 5.5.

              "SELLER'S CAPITAL COSTS FOR GROUNDWATER REMEDIATION" has the meaning specified in Section 11.3.1.2.







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

              "SELLER'S KNOWLEDGE" means the actual knowledge of any of the employees of Seller listed on Schedule 1-S as of the date a particular representation or warranty is made without any review of files or other due diligence on the part of such employees.

              "SELLER'S RETAINED ENVIRONMENTAL LIABILITIES" has the meaning specified in Section 11.3.1.1.

              "SELLER'S OBLIGATIONS" has the meaning specified in Section
11.4.10.

              "SUPPLY AGREEMENT" has the meaning specified in Section 5.2.1.

              "SURVEY" has the meaning specified in Section 12.1.3.

              "TAKING" has the meaning specified in Section 13.1.1.

              "TAXES" shall mean any and all federal, State, local and foreign taxes, charges, fees, levies, imposts, assessments, withholdings, impositions, or other similar governmental charges and any interest, liens, additions to tax or penalties thereon.

              "TERMINAL" has the meaning specified in the Preliminary Statement.

              "TITLE COMPANY" has the meaning specified in Section 12.1.1.

              "TITLE COMMITMENT" has the meaning specified in Section 12.1.1.

              "WARN ACT" has the meaning specified in Section 4.1.2.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

         2.1 REFINERY AND TERMINAL. In compliance with the Consent Decrees and on the terms and subject to the conditions of this Agreement and for the consideration stated herein, at the Closing, Purchaser shall purchase and receive from Seller, and Seller shall sell and deliver to Purchaser all of Seller's right, title and interest in and to the following properties and assets:

               2.1.1 The Real Property, as more particularly described in Attachments I-R and I-T hereto;

               2.1.2 The improvements located on the Real Property, including, but not limited to, buildings, facilities, fixtures, aboveground and underground piping and storage tanks (including tank bottoms and linefill in the Refinery or Terminal) and appurtenances, and also including, but not limited to the improvements described on Attachments II-R and II-T hereto (the "Improvements");







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               2.1.3 (a) All supplies, spare parts, tools, drawings, plats, files, equipment manuals, and furniture which are located at the Refinery or Terminal at the Closing Date and used in the operation of the Refinery and Terminal, and (b) the equipment described in Attachments III-R and III-T hereto, and (c) any other asset primarily used in connection with, or necessary to, the conduct of the Operations and located at the Refinery or Terminal on the Closing Date. The items covered by this Section 2.1.3 are herein referred to as the "Personal Property";

               2.1.4 Subject to Section 17.1 the historical books and records relating to the Refinery and Terminal (the "Books and Records"), including, but not limited to, any documents that are stored or maintained in electronic storage format, such as computer disks or tapes;

               2.1.5 Subject to Article XXIII, all contracts, including all of Seller's rights and obligations thereunder, used in the Operations of the Refinery or the Terminal, including related warranties and indemnities (the "Refinery and Terminal Contracts"), which will be assigned and assumed pursuant to the Assignment and Assumption of Permits and Contracts to be executed by the parties at Closing (the form of which is attached as Exhibits F-R and F-T), as described in Attachments V-R and V-T hereto;

               2.1.6 Subject to Article XXIII, the permits, licenses, registrations, certificates, consents, orders, notices, approvals or similar rights from any Governmental Authority that are necessary to the Operations or ownership of the Refinery and Terminal in the manner in which they have been owned and operated prior to the date hereof (the "Refinery and Terminal Permits"), as described on Attachments VI-R and VI-T;

               2.1.7 The inventory of the Refinery and Terminal as described in
Section 6.4.1 (the "Refinery and Terminal Inventory").

         2.2 MARKETING ASSETS.

               2.2.1 For purposes of this Agreement, "California-North Marketing Assets" as defined in Section 2.2.2 means all right, title and interest of Seller in and to Exxon-branded retail assets in the Oakland, San Francisco, San Jose, and Santa Rosa primary metropolitan statistical areas as defined by the U.S. Census Bureau as of September 30, 1999; "California-South Marketing Assets" as defined in Section 2.2.2 means all right, title and interest of Seller in and to all other Exxon-branded retail assets located in California; and "Marketing Assets" means the California-North Marketing Assets and the California-South Marketing Assets, collectively.

               2.2.2 In connection with Seller's Marketing Assets, Seller owns in fee certain operating service stations (the "Fee Marketing Sites"), and leases certain other operating service stations (the "Leased Marketing Sites"), all as more particularly described in Attachment "I-M-1" (the "California-North Marketing Assets"), and in Attachment I-M-2 (the "California-South Marketing Assets"). Each of the California-North Marketing Assets and the California-South Marketing Assets is individually referred to in this Agreement as a "Marketing Site", and collectively as "Marketing Sites."







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               2.2.2.1 Some of the operating service stations on the Marketing
Sites are subject to a "franchise relationship," as that term is defined in the Petroleum Marketing Practices Act, 15 U.S.C., Section 2801 et seq. ("PMPA"), pursuant to lease or sublease agreements, franchise agreements, motor fuels sales agreements and other agreements constituting the franchise relationship (collectively, the "Fee & Lease Dealer Agreements") entered into between Seller and the dealers listed on Exhibits "A-1" and "A-2" (the "Fee & Lease Dealers"). Those Marketing Sites subject to Fee & Lease Dealer Agreements are noted on Attachments "I-M-1" and I-M-2 (sometimes referred to herein as the "Fee & Lease Dealer Marketing Sites"). The remainder of the operating service stations on the Marketing Sites are company operated stations (sometimes referred to as the "Company Operated Marketing Sites") and are similarly noted on Attachments "I-M-1" and "I-M-2".

               2.2.2.2 In addition, as part of its marketing operations in the California-South area, Seller has entered into various distributor agreements and other agreements constituting the distributor franchise relationship (collectively, the "Distributor Sales Agreements") between Seller and the distributors listed on Exhibit "B" (the "Distributors"). The Fee & Lease Dealer Agreements and the Distributor Sales Agreements sometimes are collectively referred to as the "PMPA Franchise Agreements").

               2.2.3 Subject to the provisions of this Agreement, (i) Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase and pay for, all of Seller's right, title and interest in and to the Fee Marketing Sites, and (ii) Seller also agrees to assign to Purchaser and Purchaser agrees to purchase and pay for, all of Seller's right, title and interest in the leasehold for the Leased Marketing Sites.

               2.2.4 Seller's conveyance and assignment of its interests in the Marketing Sites shall include Seller's interest in: (i) all easements and rights appurtenant to the Marketing Sites, all buildings and improvements thereon, and subject to Article XXIII to the extent in effect on the Closing Date, all associated contracts used in the Operation of the Marketing Assets, including related warranties and indemnities (the "Marketing Contracts"), as identified on Attachment V-M, and licenses, permits, and other forms of governmental consents,
(ii) all of Seller's tangible personal property located on the Marketing Sites, whether known or unknown, operational or abandoned, as of the Effective Date; and, (iii) for the California-South Marketing Assets only, subject to the terms of the Branded Marketer Agreement (as defined in Section 5.2.2), the right to use Seller's identification signs, trademarks, and other trade indicia.

               2.2.5 With respect to the California-South Marketing Assets only, on the Closing Date, subject to the provisions of Section 2.2.12, Seller will assign to Purchaser, and Purchaser shall accept the assignment of and assume Seller's obligations under the Fee & Lease Dealer Agreements with respect to the Fee & Lease Dealer Marketing Sites.

               2.2.6 With respect to the California-South area only, on the Closing Date, Seller will assign to Purchaser, and Purchaser shall accept the assignment of and assume Seller's obligations under, the Distributor Sales Agreements. On the Closing Date, Seller will assign to








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

Purchaser, and Purchaser shall accept the assignment of and assume the obligations of Seller under, any loan agreements and/or reimbursement agreements between Seller and the Distributors set forth on Exhibit "C", together with any mortgages and security interests securing such loans. The current balances of the Distributors' loans and/or reimbursement agreements are set forth on Exhibit "C". The parties acknowledge and agree that the Purchase Price set forth in
Section 3.1 includes payment for certain unamortized balances due Seller by such Distributors. At least seven (7) days before the Closing Date, Seller will notify Purchaser of the amounts of the unamortized balances owed by each Distributor, and no adjustment will be made in the Purchase Price on account of any changes in such balances. Seller agrees that, between the Effective Date and the Closing Date, Seller will not enter into, amend or otherwise modify its practices with respect to Distributor loan and/or reimbursement agreements other than in the ordinary course of business consistent with Seller's past practices.

               2.2.7 Seller shall sell, deliver and transfer to Purchaser at the Closing, the "Marketing Inventory" and "Merchandise", both as defined in Section 6.4.2.

               2.2.8 On the Closing Date, subject to Article XXIII Seller will assign and Purchaser shall accept all of Seller's interest in all licenses, registrations, certificates, consents, orders, notices or similar rights from any Governmental Authority that are necessary to the operation or ownership of the Marketing Assets in the manner in which they have been operated or owned prior to the date hereof, including beer and wine licenses to the extent owned by Seller, where applicable, (the "Marketing Permits"), as described on Attachment VIII-M. To the extent not assignable or transferable, prior to Closing Seller will provide such assistance as Purchaser may reasonably request in Purchaser's efforts to obtain comparable Permits.

               2.2.9 With respect to the California-South Marketing Assets only, to the extent that Seller is the holder of any preferential right to purchase any of such Marketing Sites, all such rights will be assigned to Purchaser at the Closing.

               2.2.10 With respect to the California-South Marketing Assets only, on the Closing Date, Seller will assign to Purchaser, and Purchaser shall accept the assignment of and assume Seller's obligations under, all rent abatement agreements, imaging rebate agreements and other brand program and service agreements with the Fee & Lease Dealers and the Distributors, as applicable, as described on Schedule 2.2.10.

               2.2.11 With respect to the California-North Marketing Assets only, Seller owns and operates methanol (M85) fuel delivery facilities at three
(3) Marketing Sites pursuant to an agreement with the California Energy Commission ("CEC"). On the Closing Date, Seller will assign to Purchaser, and Purchaser shall accept the assignment of and assume Seller's obligations under, such agreement. The Marketing Sites are as follows:

---------- ------------------------ ------------------------- --------
Store #    Address                  City                      State
---------- ------------------------ ------------------------- --------
70103      12678 San Pablo Avenue   Richmond                  CA
---------- ------------------------ ------------------------- --------
70109      890 Coleman Avenue       San Jose                  CA
---------- ------------------------ ------------------------- --------
70285      696 West El Camino Real  Sunnyvale                 CA
---------- ------------------------ ------------------------- --------

         Seller's transfer of its interest in the methanol (M85) facilities and the agreement with the CEC requires the consent of the CEC which will be promptly requested by Seller.

               2.2.12 With respect to the California-South Marketing Assets only, the parties acknowledge and agree that each of the Fee & Lease Dealer Agreements constitutes a "franchise relationship," as that term is defined in the PMPA, between Seller and the operator of the service station on each Fee & Lease Dealer Marketing Site. Such operator constitutes a "franchisee" as that term is defined in the PMPA and in Section 20999 of the California Business and Professions Code. Within fifteen (15) days of the Effective Date, Seller shall offer each Fee & Lease Dealer who operates a service station on a Fee Marketing Site a bona fide offer to purchase that Fee Marketing Site pursuant to Section 20999.25 of the California Business and Professions Code, for a period of forty-five (45) days after Seller delivers a copy, executed by Seller, of an offer to sell the Fee Marketing Site to such Dealer (the "Fee & Lease Dealer Terms and Conditions of Sale"). The Fee & Lease Dealer may purchase his or her Marketing Site on the terms and conditions set forth in the Fee & Lease Dealer Terms and Conditions of Sale. The Fee & Lease Dealer Terms and Conditions of Sale will provide that the Fee & Lease Dealer may accept such Fee & Lease Dealer Terms and Conditions of Sale by delivering to Seller a written acceptance of the Fee & Lease Dealer Terms and Conditions of Sale within such forty-five (45) day period. If any such Fee & Lease Dealer does not exercise the right of purchase offered by Seller by delivering written acceptance to Seller within the stated period, then on the Closing Date, Seller will sell such Marketing Site to Purchaser and shall assign to Purchaser the Fee & Lease Dealer Agreements with respect to such Marketing Site and Purchaser shall accept the assignment of same and assume Seller's obligations thereunder. In the event that any Fee & Lease Dealer elects to purchase his or her respective Marketing Site pursuant to the right of purchase set forth in this Section 2.2.12, then for purposes of this Agreement and notwithstanding anything contained in the Exhibits to the contrary, the parties agree that such Marketing Site shall not be deemed a "Marketing Site" for purposes of this Agreement, the Fee & Lease Dealer purchasing such Marketing Site shall not be deemed a "Fee & Lease Dealer" and the franchise agreement for such Fee & Lease Dealer shall not be deemed "a Fee & Lease Dealer Agreement", and upon the sale of such Marketing Site to the Fee & Lease Dealer, this Agreement shall no longer be deemed to apply to such Marketing Site, Fee & Lease Dealer or Fee & Lease Dealer Agreement and the Purchase Price will be reduced by the price paid by the Fee and Lease Dealer. Seller will not provide any financing for the purchase of any Marketing Site by a Fee & Lease Dealer. If any Fee & Lease Dealer requires financing, Seller's obligation to sell such Fee & Lease Dealer Marketing Site to the Fee & Lease Dealer will be contingent upon (i) such Fee & Lease Dealer making application to a lending institution for such financing within fifteen (15) days after the Fee & Lease Dealer receives the Fee & Lease Dealer Terms and Conditions of Sale, and delivering a copy of such application to Seller, and (ii) providing Seller a copy of a commitment for such financing within thirty (30) days after submission of such loan application. The Fee & Lease Dealer Terms and Conditions of Sale will provide that if any Fee

& Lease Dealer exercises the right of purchase granted by Seller but fails to close the transaction on the closing date specified in the Fee & Lease Dealer Terms and Conditions of Sale, the Fee & Lease Dealer Terms and Conditions of Sale will terminate, the Fee & Lease Dealer will have no further rights to purchase the Property, Seller will sell the Property to Purchaser, and Purchaser will purchase the Property, in accordance with this Section 2.2.12.

               2.2.13 On or before the Closing date, Seller shall provide to Purchaser any existing records relating to the Marketing Assets, including, but not limited to, any documents that are stored or maintained in electronic storage format, such as computer disks or tapes.

         2.3 EXCLUDED PROPERTY.

               Notwithstanding anything else in this Agreement, the Assets (and any defined term for any property included in the Assets) exclude the following (collectively, the "Excluded Property"):

         2.3.1 Intra-company accounts and contracts of Seller;

         2.3.2 Cash or bank accounts of Seller;

               2.3.3 Defenses and claims that Seller has asserted or could assert against third parties (except to the extent that such defenses and claims relate to liabilities that Purchaser is assuming);

         2.3.4 Accounts receivable, except those associated with the Distributor Sales Agreements referred to in Section 2.2.6, and notes receivable;

               2.3.5 Proprietary trade names, trademarks, service marks, logos, trade dress, insignia, imprints, brand identifications, advertising and trade names of Seller and all signs and other personal property whose primary purpose is to display any of the foregoing and all forms and documents which prominently incorporate any of the foregoing except, as to California-South Marketing Assets, to the extent provided in the Branded Marketer Agreement;

               2.3.6 Any invention, patent, trade secret, copyright, technological information, software, data or rights with respect to any of the foregoing;

               2.3.7 The items listed on Attachments IX-R, IX-T and IX-M;

               2.3.8 The Improvements, Equipment or Inventory located at the Assets, which are not owned by Seller, as listed on Attachments X-R, X-T and X-M;

               2.3.9 Seller's insurance policies and rights under its insurance policies;

               2.3.10 INTENTIONALLY LEFT BLANK;

               2.3.11 Any environmental monitoring wells and remediation equipment located on any of the Marketing Sites;

               2.3.12 Anything else that is stated in this Agreement as remaining the property or responsibility of Seller;

               2.3.13 Any other property that is owned by Seller and not used in the operation of the Refinery, Terminal or Marketing Assets.

         2.4 INSURANCE.

               2.4.1 Seller and Purchaser acknowledge that Seller maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates. This program has been designed to achieve a coordinated risk-management package for Seller and all of its Affiliates. The program consists principally of three types of policies: (i) policies issued to Seller or its predecessors; (ii) policies issued directly to Affiliates by one of Seller's wholly-owned insurance companies ("Seller Captive Insurers"); and (iii) policies issued to Affiliates by locally admitted insurers which are reinsured by one of the Seller Captive Insurers. All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to Seller, its predecessors or Affiliates are herein referred to collectively as the "Seller Policies."

               2.4.2 It is understood and agreed by Purchaser that from and after the Closing:

                  2.4.2.1 No insurance coverage shall be provided under the Seller Policies to Purchaser; and

                  2.4.2.2 Any and all policies insured or reinsured by any of the Seller Captive Insurers which, but for this provision, would have insured the Refinery, the Terminal or the Exxon California Marketing Assets shall be deemed terminated, commuted and cancelled ab initio;


                  2.4.2.3 No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Purchaser against or with respect to any of the Seller Policies regardless of their date of issuance.


               2.4.3 Purchaser shall indemnify and defend Seller and its Affiliates against, and shall hold them harmless from, any claim made after the Closing against any of the Seller Policies by Purchaser or by any company or person claiming to be subrogated to Purchaser's rights, including all costs and expenses (including attorneys' fees) related thereto. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments, prospective premium increases, or any other restitution or funding requirements attributable to any such claim.

         2.5 SALE OF ASSETS ONLY. The transactions pursuant to this Agreement constitute only the sale by Seller to Purchaser of assets and not the sale of businesses. Purchaser is experienced in the operation of properties like the Assets and is familiar with the risks involved in owning and operating properties like the Assets, and is not relying on Seller to furnish Purchaser any information as to such risks.

         2.6 CONSENT DECREES

               2.6.1 The Assets described herein are consistent with the term "Exxon California Refining and Marketing Assets" in the Consent Decrees, it being understood that nothing in this Section 2.6 is intended to enlarge or contract the Assets to be conveyed pursuant to this Agreement.

               2.6.2 Consistent with the "asset maintenance" provisions of the Consent Decrees, Seller will continue in effect all programs and other business practices aimed at maintaining existing relationships with Exxon-branded sellers with respect to the California South Marketing Assets and with distributors, and shall seek to preserve such relationships as diligently as Seller has in the past. Moreover, Seller will not unilaterally terminate any distributor contracts currently in existence, will exercise, in Seller's sole discretion, any reasonable legal rights to enforce contracts with, or seek damages from, any distributor that attempts to totally de-brand from Seller, and will exercise, in Seller's sole discretion, any reasonable rights to liquidated damage provisions in any existing distributor contracts.

                                   ARTICLE III

                                 PURCHASE PRICE

         3.1 AMOUNT. The price to be paid by Purchaser for the transfer, sale and assignment by Seller of the Assets other than the Refinery and Terminal Inventory is Eight Hundred Ninety-five Million Dollars ($ 895,000,000) ("Purchase Price"). The price to be paid by Purchaser for the Refinery and Terminal Inventory ("Refinery and Terminal Inventory Sale Price") shall be calculated in accordance with Section 6.4. On the Closing Date, Purchaser shall pay the Purchase Price and the Refinery and Terminal Inventory Sale Price by wire transfer of immediately available funds to the account designated by Seller or its assignee.

         3.2 EARNEST MONEY DEPOSIT. Within five (5) days after Seller provides Purchaser notice that Seller desires to accept Purchaser's offer contained in this Agreement, Purchaser will deliver to Seller an irrevocable stand-by letter of credit (or similar instrument acceptable to Seller) drawn on a bank acceptable to Seller and in form and substance satisfactory to Seller, or at Purchaser's option immediately available funds payable to Seller in the amount of Eighty-nine Million, Five Hundred Thousand Dollars ($ 89,500,000), representing an earnest money deposit equal to ten percent (10%) of the estimated Purchase Price (the "Earnest Money Deposit") as consideration for Seller's entry into this Agreement. If the Earnest Money Deposit is in the form of a letter of credit, the letter of credit shall provide that it may be drawn upon by Seller upon Seller's certification to the issuing bank of Purchaser's Default under this Agreement. If the

Earnest Money Deposit is in the form of immediately available funds, such funds shall be deposited with the Title Company in an interest bearing account pursuant to an escrow agreement among the Title Company, Seller and Purchaser. Seller's notice of its desire to accept this Agreement shall not be binding on Seller unless and until Purchaser delivers the Earnest Money Deposit to the Title Company and Seller executes and delivers this Agreement. In such event, the date on which this Agreement is so delivered to Purchaser shall be entered on the first page hereof and shall be the Effective Date. In the event the Closing occurs, the Earnest Money Deposit, together with interest or earnings thereon, shall be credited against the Purchase Price. In the event the Closing does not occur and the failure to close is not a result of Purchaser's Default hereunder, then the Earnest Money Deposit, together with any interest or earnings thereon, shall be paid to Purchaser on the third business day following the scheduled Closing Date.

         3.3 VALUATION. The parties agree that any property valuations established by the parties for the Assets are for purposes of (i) establishing an insured amount for the Title Commitments and title policies; (ii) preparing the Closing statements and escrow instructions; (iii) preparing affidavits of value and transfer tax returns; (iv) calculating recording fees and transfer taxes, if applicable, and (v) determining the applicable purchase price for each Fee & Lease Dealer Property for purposes of the right of purchase pursuant to
Section 2.2.12. Such property valuations are not established necessarily for tax purposes or for financial or accounting ("book") purposes.

         3.4 ALLOCATION OF PURCHASE PRICE. Purchaser and Seller shall make their own allocations of the Purchase Price for tax and accounting purposes. Neither party shall be bound by any allocations of the Purchase Price by the other party.

                                   ARTICLE IV

            SELLER'S RETAINED LIABILITIES; PURCHASER'S ASSUMPTION OF
                                  OBLIGATIONS

         4.1 SELLER'S RETAINED LIABILITIES. Seller shall retain the following liabilities and obligations (the "Retained Liabilities"):

               4.1.1 Seller's Retained Environmental Liabilities set forth in
Section 11.3.1.1 relating to the Refinery and Terminal and Seller's environmental liabilities with respect to the Marketing Sites as set forth in
Section 11.4 hereof;

               4.1.2 any liability or obligation for: (i) salary, wages, benefits, vacation, severance, supplies or overhead for or on behalf of any current or former employees of Seller pertaining to their employment by Seller at the Assets, or (ii) any injury or exposure suffered by any current or former employee of Seller or of Seller's contractors or subcontractors (to the extent and in the proportion the injury or exposure occurred prior to Closing) pertaining to their employment by Seller or work relating to the Assets, or
(iii) any violations of law relating to the hiring, employment or termination of employment (including, without limitation, any violations of the Employee Retirement Income Security Act ("ERISA"), the Worker Adjustment and Retraining Notification Act (the "WARN Act"), continuation coverage ("COBRA Coverage") requirements of Section 4980B of the Internal Revenue Code of 1986, as amended, or Part 6 of Title I of ERISA, worker's compensation laws, and any federal, state, local or foreign laws relating to plant closings or termination of employees) of any current or former employees of Seller pertaining to their employment by Seller at the Assets, except in each case as otherwise provided in
Article XXII hereof;

               4.1.3 any costs for property furnished or services rendered (other than by Seller's employees) to or for the benefit of the Assets prior to the Closing;

               4.1.4 any Taxes or levies (1) based upon the gross or net income or receipts of Seller or any of its Affiliates or otherwise in the nature of an income or franchise Tax (as defined below), or (2) arising during, or relating to, any period (or portion thereof) ended on or prior to the Closing; and

               4.1.5 any liability or obligation with respect to any litigation listed in Schedule 9.12 or pending or, within Seller's Knowledge, threatened, against Seller with respect to the Assets or their Operations as of the Closing;

               4.1.6 any liability or obligation arising out of or relating to pre-Closing Operations at the Assets as to products made and sold before the Closing Date that create infringement of or infringe on Unocal 's U.S. Patent Nos. 5,288,393, 5,593,567, 5,653,866 and 5,837,126, provided Seller's liability shall be limited to sums that are payable under a final decree or judgment, or settlement. Provided further that Seller shall only be liable to Purchaser to the extent that Purchaser promptly notifies Seller of any such potential pre-Closing patent liabilities in writing, and allows Seller to control the defense of any such litigation, and to settle or compromise all claims and lawsuits, provided however, that Seller may not settle or compromise any such claim or lawsuit without the written consent of Purchaser if any settlement or compromise (a) requires Purchaser to part with any right or make any payment not indemnified, or (b) subjects Purchaser to any injunction. Subject to the foregoing, Purchaser shall have the right, at its option and expense, but not the obligation, to retain advisory counsel to represent its interests and consult with Seller's counsel in defending any such claim or lawsuit and shall render such reasonable assistance which is requested by Seller without charge to Seller; and

               4.1.7 any liability or obligation arising out of or relating to any of the Excluded Property.

         4.2 PURCHASER'S ASSUMED OBLIGATIONS In consideration of the transfer of the Assets, Purchaser shall assume, and pay, perform and discharge when due:

               4.2.1 any liability or obligation with respect to the Assets or any condition existing with respect to the Assets, in each case whether arising before, at or after the Closing, but subject in each case to Seller's retention of the Retained Liabilities;

               4.2.2 any liability or obligation for: (i) salary, wages, benefits, vacation, severance, supplies or overhead for or on behalf of any current or former employees of Seller pertaining to their employment by Purchaser, or (ii) any injury or exposure suffered by any current or former employee of Seller or of Seller's contractors or subcontractors (to the extent and in the proportion the injury or exposure occurred after Closing) pertaining to their employment by Purchaser or work relating to the Assets, or (iii) any violations of law relating to the hiring, employment, or termination of employment (including, without limitation, any violations of ERISA, the WARN Act, COBRA Coverage, workers' compensation laws, and any federal, state, local or foreign laws relating to plant closings or termination of employees) of any current of former employees of Seller pertaining to their employment by Purchaser, except in each case as otherwise provided in Article XXII hereof;

               4.2.3 any costs for property furnished or services rendered (other than by employees of Purchaser) to or for the benefit of the Assets after the Closing;

               4.2.4 any liability or obligation arising after the Closing under any of the Contracts, the Permits or any contract or permit transferred pursuant to Section 2.2; and

               4.2.5 the obligations assumed by Purchaser pursuant to Article
XI.

                                    ARTICLE V

                               RELATED AGREEMENTS

         5.1 REFINERY AND TERMINAL AGREEMENTS. At or prior to Closing, Seller and Purchaser shall enter into the following agreements:

               5.1.1 Access Agreement in the form of Exhibit "D";

               5.1.2 Hold Harmless and Indemnity Agreement in the form of Exhibit "E", if applicable;

               5.1.3 Assignment and Assumption of Permits and Contracts in the form of Exhibit "F";

               5.1.4 Intentionally left blank; and

               5.1.5 Assignment and Assumption of Lease Agreement in the form of Exhibit "H."

         5.2 MARKETING ASSETS AGREEMENTS.

               5.2.1 With respect to the California-South Marketing Assets only, at least forty-five (45) days prior to the Closing Date, Purchaser and Seller will execute a supply agreement in the form of Exhibit "J" (the "Supply Agreement"), whereby Seller will purchase from Purchaser certain unbranded fuels products. Purchaser and Seller agree that Exhibit "J" contains all of the material and significant terms of the Supply Agreement and that prior to the execution of the Supply Agreement, Seller and Purchaser shall agree in good faith on certain additional administrative provisions and/or addenda which are necessary to activate the Supply Agreement and such provisions or addenda shall become part of the Supply Agreement.

               5.2.2 With respect to the California-South Marketing Assets only, at least forty-five (45) days prior to the Closing Date, Seller and Purchaser will execute a Branded Marketer Agreement in the form of Exhibit "K" (the "Branded Marketer Agreement"). Purchaser and Seller agree that Exhibit "K" contains all of the material and significant terms of the Branded Marketer Agreement and that prior to the execution of the Branded Marketer Agreement, Seller and Purchaser shall agree in good faith on certain additional administrative provisions and/or addenda which are necessary to activate the Branded Marketer Agreement and such provisions or addenda shall become part of the Branded Marketer Agreement.

         5.3 TECHNOLOGY AGREEMENTS.

               5.3.1 At or prior to Closing, Seller or its appropriate Affiliate and Purchaser shall enter into the License Agreement, the form of which is attached as Exhibit "L-1".

               5.3.2 At or prior to Closing, at Purchaser's sole option, Seller or its appropriate Affiliate and Purchaser shall enter into the Technology Assistance Agreement, the form of which is attached as Exhibit "L-2".

               5.3.3 At or prior to Closing, Seller shall provide such assistance as Purchaser may reasonably request in Purchaser's efforts to obtain license agreements or rights for the third-party technology set forth on Exhibit L-3 or as agreed to by the parties.

         5.4 CRUDE SUPPLY AGREEMENTS. At or prior to Closing, at Purchaser's sole option, Seller and Purchaser shall execute the Crude Supply Agreement(s) attached as Exhibit "M" (unless revised by mutual agreement of the parties) including the ANS Crude Supply Agreement by which Seller will supply to Purchaser Alaska North Slope ("ANS") crude oil in ratable quantities of up to 100 MBD for up to ten (10) years.

         5.5 SERVICES AGREEMENT. Seller shall provide, or cause its Affiliates to provide, Purchaser on a commercially reasonable basis, transition services pursuant to the Transition Services Agreement attached hereto as Exhibit "N " (the "Transition Services Agreement"). Such Seller Services would include, without limitation, any services provided to the Refinery, Terminal and Marketing Assets by Seller or any of its Affiliates as of the date hereof which are necessary with respect to the operation of the Refinery and Terminal and Marketing Assets. Seller will provide such services to Purchaser on a commercially reasonable basis, for a term not to exceed six (6) months from the Closing Date which term may be extended for up to an additional six (6) months upon agreement of the parties, to facilitate the transfer of Operations to Purchaser.

         5.6 AGREEMENTS NOT EFFECTIVE PRIOR TO CLOSING. With the exception of the Access Agreement referred to in Section 5.1.1 and the Transition Services Agreement in Section 5.5, none of the agreements described above in Article V shall be effective prior to Closing.

                                   ARTICLE VI

                                     CLOSING

         6.1 TIME AND PLACE. Subject to satisfaction of the conditions set forth in Article VII, the closing of the transaction contemplated hereby (the "Closing") shall be held at First American Title Company on or before June 15,, 2000 (the "Closing Date"), or at such other time or place or in such other manner, including by mail, as Seller and Purchaser may mutually agree in writing.

         6.2 SELLER'S DELIVERIES. At the Closing, Seller shall do the following:

               6.2.1 with respect to the Refinery and the Terminal:

                  6.2.1.1 deliver to the Title Company Corporation Grant Deeds for the owned Real Properties, in the form attached as Exhibit "O", executed and acknowledged by Seller;

                  6.2.1.2 deliver to Purchaser Bills of Sale for the Personal Property, in the form attached as Exhibit "P", executed by Seller;

                  6.2.1.3 deliver to Purchaser Assignments and Assumption of Leases, in the form attached as Exhibit "H", executed and acknowledged by Seller;

                  6.2.1.4 deliver to Purchaser possession of the Refinery and the Terminal;

                  6.2.1.5 deliver to Purchaser counterparts executed by Seller of those agreements required by the provisions of Article V;

               6.2.2 with respect to the Marketing Sites:

                  6.2.2.1 deliver to the Title Company a Corporation Grant Deed for each Fee Marketing Site, in the form of Exhibit "O", executed and acknowledged by Seller;

                  6.2.2.2 to the extent any required consents have been obtained, deliver to the Title Company an executed and acknowledged Assignment and Assumption of Lease for each Leased Marketing Site in the form of Exhibit "H";

                  6.2.2.3 deliver to Purchaser an executed Bill of Sale for the Marketing personal property included in the Marketing Assets, in the form of Exhibit "P";

                  6.2.2.4 as to the California-South Marketing Assets, deliver to Purchaser assignments of the Fee & Lease Dealer Agreements (subject to the provisions of Section 2.2.12) and the Distributor Sales Agreements, in the form of Exhibit "S";

                  6.2.2.5 as to the California-South Marketing Assets, deliver to Purchaser the executed Supply Agreement, as provided in Section 5.2.1, and the executed Branded Marketer Agreement, as provided in Section 5.2.2;

                  6.2.2.6 to the extent obtained by Seller prior to the Closing Date, deliver to the Title Company the written consent of any lessor or landlord, if the assignment of the lease relating to a Leased Property requires such consent, such written consent to be in form and substance satisfactory to the Title Company and Purchaser; and

               6.2.3 With respect to all categories of Assets, deliver to the Purchaser the following:

                  6.2.3.1 certified copies of appropriate corporate action by Seller authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents listed in this Section 6.2 to enter into this Agreement and such other documents on behalf of Seller;

                  6.2.3.2 such affidavits and certificates as the Title Company shall require, including certificates necessary to delete standard title insurance exceptions and to protect Purchaser against claims that may give rise to any mechanic's, materialmen's or other liens against the Real Property related to Seller;

                  6.2.3.3 certificate or affidavit that the representations and warranties made by Seller in this Agreement are true and correct as of the Closing Date, as though made at and as of the Closing Date, except to the extent modified pursuant to Article XV;

                  6.2.3.4 FIRPTA Affidavit and California Form 590E, in the forms attached as Exhibit "T" and "U", respectively, executed by Seller.

         6.3 PURCHASER'S DELIVERIES. At the Closing, Purchaser shall do the following:

               6.3.1 pay to Seller the Purchase Price, in accordance with
Section 3.1;

               6.3.2 deliver to Seller counterparts executed by Seller of all those agreements required by the provisions of Article V;

               6.3.3 deliver to Seller and the Title Company certified copies of appropriate corporate action by Purchaser authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents listed in this Section 6.3 to enter into this Agreement and such other documents on behalf of Purchaser;

               6.3.4 deliver to Seller the executed Guaranty from Valero Energy Corporation, in accordance with Article XXV and in the form attached as Exhibit "V";

               6.3.5 deliver to Seller a certificate or affidavit that the representations and warranties made by Purchaser in this Agreement are true and correct as of the Closing Date, as though made at and as of the Closing Date, except to the extent modified pursuant to Article XV.

               6.3.6 as to the California-South Marketing Assets, execute and deliver to Seller the Supply Agreement, as provided in Section 5.2.1; and

               6.3.7 as to the California-South Marketing Assets, execute and deliver to Seller the Branded Marketer Agreement, as provided in Section 5.2.2.

         6.4 INVENTORIES.

               6.4.1 Refinery and Terminal Inventory. The Refinery and Terminal Inventory shall be calculated in accordance with the procedures set forth in "Refinery and Terminal Inventory Quantification Procedures" attached hereto as Attachment XIIA. The price to be paid for the Refinery and Terminal Inventory ("Refinery and Terminal Inventory Sale Price") shall be calculated in accordance with the "Refinery and Terminal Inventory Valuation Protocol" attached as Attachment XIIB. At Closing, Seller shall transfer title and custody of the Refinery and Terminal Inventory to Purchaser and Purchaser will accept the Refinery and Terminal Inventory and pay the Refinery and Terminal Inventory Sale Price to Seller.

               6.4.2 Marketing Inventory and Merchandise. Seller shall be responsible for determining the quantities of the Marketing Inventory and Merchandise to be sold and transferred to Purchaser as of the Closing Date. "Marketing Inventory" means all refined Petroleum Products in bulk storage owned by Seller on each Marketing Site and all branded lubricants, tires, batteries, accessories and or other products owned by Seller and held for resale. "Merchandise" means all merchandise owned by Seller and held for resale in the stores on the Marketing Sites other than Marketing Inventory. The Parties acknowledge that the Purchase Price set forth in Section 3.1 includes payment for all Marketing Inventory and Merchandise on each Marketing Site at the Closing.

         6.5 APPORTIONMENT OF TAXES, RENTS AND UTILITIES.

               6.5.1 The following items relating to the Assets: (i) general real estate taxes for the then current year relating to each Real Property, (ii) personal property taxes, (iii) rents, if any, and (iv) charges for water, electricity, sewerage, gas and all other utilities or municipal charges, shall be prorated as of the Closing Date and shall be adjusted at the Closing. If the Closing shall occur before taxes are finally fixed for the then current year for any Real Property, the apportionment of taxes at the Closing shall be upon the basis of the Latest Tax Rate applied to the Latest Tax Valuation for such Real Property. All special taxes or assessments applicable to any Real Property prior to the Closing Date shall be paid by Seller, including, without limitation, all taxes resulting from subsequent assessments for years or portions thereof prior to the Closing due to change in land usage or ownership pursuant to existing law. Seller shall collect from Purchaser at Closing and shall pay all sales taxes applicable to the personal property and equipment transferred to Purchaser. All escrow fees shall be assessed to Purchaser.

               6.5.2 If any of the amounts to be apportioned in Section 6.5.1 are not readily determinable as of the time of Closing, such apportionments shall, to the extent necessary, be based on Seller's and Purchaser's reasonable estimate thereof. Purchaser and Seller shall cooperate with each other in making the calculations upon which any Taxes are to be allocated in favor of Seller or Purchaser, as the case may be. Such apportionments made on the basis of estimates shall be recalculated as soon as possible after the availability of required information, but in any event within one (1) year of the time of delivery of this Agreement, and any overpayments or underpayments due either party shall be adjusted by suitable payments of one to the other. Apportionment of property taxes shall only apply with respect to assets conveyed by Seller at Closing that are still held by Purchaser as of the assessment date. Any property taxes attributable to property produced or acquired by the Purchaser after the Closing Date, except as expressly provided for in this Agreement, shall be entirely for the account of the Purchaser.

         6.6 PAYMENTS FROM FRANCHISEES. All rents and other sums due or payable by Seller under the Fee & Lease Dealer Agreements and the Distributor Sales Agreements will be prorated as of the Closing Date. Unless otherwise agreed by the parties, payment of the prorated amounts will occur within forty-five (45) days after the Closing.

         6.7 CONDITION OF ASSETS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT , ALL ASSETS (INCLUDING BUT NOT LIMITED TO THE REAL PROPERTY, EQUIPMENT, IMPROVEMENTS, INVENTORY, MARKETING INVENTORY, MERCHANDISE, ETC.) TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN "AS IS", "WHERE IS ", AND "WITH ALL FAULTS" BASIS AT THE CLOSING AND SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION, UTILITY OR OPERABILITY OF ANY OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES. EXCEPT FOR THE TANK TESTING OF MARKETING SITES PROVIDED IN SECTION 11.4.2, ANY ADDITIONAL ENVIRONMENTAL ASSESSMENTS CONTEMPLATED BY SECTION 11.4.3.2, THE SURVEYS OF MARKETING SITES REFERENCED IN SECTION 12.1.3 AND INSPECTIONS OF MAJOR EQUIPMENT UNDER SECTIONS
19.2 AND 19.3, PURCHASER AND ANY LENDER OF PURCHASER HAVE COMPLETED ALL DUE DILIGENCE PRIOR TO THE EFFECTIVE DATE AND PURCHASER'S OBLIGATIONS HEREUNDER ARE NOT CONDITIONED ON ITS SATISFACTION WITH THE RESULTS OF ANY FURTHER INSPECTION, INVESTIGATION, REVIEW OR OTHER DUE DILIGENCE.

                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

         7.0 TERMS. Subject to the terms hereof, the obligations of Seller and Purchaser at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the respective conditions set forth below.

         7.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser at the Closing are subject to the following conditions:

                  7.1.1 Seller shall have performed all covenants required by this Agreement to be performed by it at or prior to the Closing;

                  7.1.2 Seller shall have delivered to Purchaser all agreements, instruments, certificates and documents required to be so delivered under this Agreement, including without limitation those listed in Section 6.2;

                  7.1.3 there shall not be in effect any Order barring the consummation of the transactions contemplated by this Agreement;

                  7.1.4 Subject to Article XXIII, Purchaser shall have obtained (or the prospects for obtaining in the normal course shall be reasonably assured) all material Refinery and Terminal Permits and Consents as to which both (i) Purchaser has promptly applied therefor and diligently pursued such application (or reasonable equivalents for such Permits and Consents) and (ii) such Permit or Consent is necessary for the normal operation of the Refinery and Terminal; and

                  7.1.5 Seller shall have obtained the approved of the Federal Trade Commission to the consummation of the transactions contemplated by this Agreement and the California Attorney General shall not have objected thereto.

         7.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller at the Closing are subject to the following conditions:

                  7.2.1 Purchaser shall have performed all covenants required by this Agreement to be performed by it at or prior to the Closing;

                  7.2.2 Purchaser shall have delivered to Seller all agreements, instruments, certificates and documents required to be so delivered under this Agreement or such other agreements or instruments, including without limitation those listed in Section 6.3;

                  7.2.3 there shall not be in effect any Order barring the consummation of the transactions contemplated by this Agreement; and

                  7.2.4 Seller shall have obtained the approval of the Federal Trade Commission to the consummation of the transactions contemplated by this Agreement and the California Attorney General shall not have objected thereto.

         7.3 COOPERATION. From the Effective Date hereof until the Closing, Seller and Purchaser shall work together in the spirit of continuing cooperation to (a) cause the conditions to Closing set forth in this Article VII to be satisfied as quickly as is reasonably possible, and (b) obtain any Consent (as defined in Sections 9.3 and 10.3) required by Seller or Purchaser to consummate the transactions contemplated by this Agreement, or otherwise in connection with the Purchaser's ownership of the Assets or its proposed business operations relating thereto.

                                  ARTICLE VIII

                                 PMPA COMPLIANCE

         8.1 CALIFORNIA-SOUTH MARKETING ASSETS.

                  8.1.1 Subject to the provisions of Section 2.2.12, Seller will assign to Purchaser at the Closing the PMPA Franchise Agreements with each of its existing Fee & Lease Dealers, and Distributors identified on Exhibits "A-1, "A-2", and "B", respectively. Purchaser will assume all of Seller's rights and obligations under the PMPA Franchise Agreements and, except as otherwise expressly provided for in this Agreement, under the PMPA and any other applicable law, as the same relate to the PMPA Franchise Agreements.

                  8.1.2 With regard to any claim arising out of or relating to the PMPA or any applicable state law with respect to franchise agreements, Seller shall indemnify and hold Purchaser, its affiliates, agents and employees harmless from and against each and every loss, cost, claim, obligation, damage, liability, payment, fine, penalty, cause of action, judgment (including expert witness fees and attorneys' fees awarded to any franchisees as part of a judgment), lien or expense, including, but not limited to, reasonable attorneys' fees and other litigation expense (a "PMPA Claim") to the extent that any such PMPA Claim (i) seeks to invalidate or claim the invalidity of Seller's assignment of its franchise agreements to Purchaser, unless such PMPA Claim is based on any act or omission by Purchaser; or (ii) arises out of, or is in any way related to (A) Seller's failure to fulfill its obligations under this Agreement, the PMPA, or any applicable state law with respect to franchise agreements or (B) Seller's failure to fulfill any obligations contained in the PMPA Franchise Agreements assigned to Purchaser by Seller, except to the extent caused by any act or omission of Purchaser.

                  8.1.3 At an appropriate time prior to the stated expiration date of each of the PMPA Franchise Agreements assigned by Seller to Purchaser, Purchaser will, in good faith and in the normal course of business, offer to each of the franchisees agreements for the supply of branded motor fuel, unless such franchisee previously has been properly terminated or non-renewed for any reason permitted by the PMPA or properly non-renewed pursuant to 15 USC 2802(b)(3)(A). Franchise agreements offered by Purchaser to the franchisees referenced hereunder shall be offered in accordance with PMPA and shall comply in all respects with all applicable provisions of the PMPA and any applicable state law.

                  8.1.4 With regard to any claim arising out of or relating to the PMPA or any applicable state law with respect to franchise agreements, Purchaser shall indemnify and hold Seller, its affiliates, agents and employees harmless from and against each and every PMPA Claim of any kind or character which results from, arises out of, or are in any way related to (i) any termination or non-renewal by Purchaser of any PMPA Franchise Agreements assigned by Seller to Purchaser, (ii) Purchaser's offer of franchise agreements as required in Section 8.1.3, (iii) Purchaser's failure to offer franchise agreements as required in Section 8.1.3, (iv) any claims or causes of action by any franchisee concerning the terms and conditions of franchise agreements offered by Purchaser or any action taken by Purchaser, specifically including any termination or nonrenewal action, under or pursuant to said franchise agreements, (iv) Purchaser's failure to fulfill its obligations under this Agreement, the PMPA, or any applicable state law with respect to franchise agreements and (v) Purchaser's failure to fulfill any obligations contained in the PMPA Franchise Agreements assigned to Purchaser by Seller.

                  8.1.5 In any lawsuit brought by any franchisee, each party shall bear its own attorneys' fees and other costs of defense incurred in such action, except as otherwise provided herein.

         8.2 CALIFORNIA-NORTH MARKETING ASSETS.

                  8.2.1 Seller mailed written notice of termination and/or nonrenewal to the Fee & Lease Dealers at the California-North Marketing Sites effective on or after June 15, 2000. Seller agrees to comply with all relevant provisions of the PMPA in effecting such terminations and/or nonrenewals.

                  8.2.2 Upon request by Seller, Purchaser shall, within thirty
(30) days after the Effective Date, offer in good faith franchise agreements (which are not trial franchise agreements) of at least three (3) years duration to each of the Fee & Lease Dealers at the California-North Marketing Sites. Such offers by their terms shall remain open for forty-five (45) days, but may state that they will be deemed to be rejected by each Fee & Lease Dealer if not accepted within the forty-five (45) day period. Such franchisee agreements shall be in writing and shall be on terms and conditions which are not discriminatory within the meaning of 15 U.S.C. 2802(b)(2)(E)(iii)II. Purchaser shall use all reasonable efforts to host a meeting for all affected Fee & Lease Dealers within seven (7) days after the offer of such franchise agreements. At that meeting Purchaser shall inform such franchisees of Purchaser's obligations under this
Section 8.2.2.

                  8.2.3 The parties acknowledge that some of the California-North Marketing Sites are in the possession of the Fee & Lease Dealers and, therefore, are subject to any valid PMPA rights of said franchisees and PMPA obligations of Seller. Therefore, Purchaser shall not take possession of any California-North Marketing Site leased to a Fee & Lease Dealer prior to the effective date of any notice of termination or non-renewal given by Seller to any franchisee pursuant to the PMPA. If any Fee & Lease Dealer of Seller refuses to accept a non-discriminatory franchise from Purchaser, as provided in Section 8.2.2 and refuses to vacate the California-North Marketing Site it occupies prior to the Closing Date, and Seller is unable to evict the Fee & Lease Dealer before the Closing Date, the Closing shall not be deferred but will proceed as to that California-North Marketing Site and Seller will take all commercially reasonable actions, at its expense, to evict the Fee & Lease Dealer; provided, however, if there is an Order in effect with respect to any such California-North Fee and Lease Dealers preventing the Closing of the transaction as to such California-North Marketing Site(s), the Closing shall not take place with respect to such California-North Marketing Site(s) (but shall otherwise proceed as to the other Assets) and the parties shall negotiate in good faith the portion of the Purchase Price that shall not be paid to fairly reflect the fair market value of the Marketing Sites so affected until such Order shall be modified, withdrawn or amended to permit the closing of the sale of such Marketing Sites, which shall occur on a mutually agreeable date as promptly as practicable and at such closing Purchaser shall pay Seller the applicable portion of the Purchase Price. In the event that the Closing occurs but there exists an Order in effect with respect to any such California-North Fee and Lease Dealer preventing termination, non-renewal or withdrawal by Seller or preventing Purchaser from taking possession of such California-North Marketing Site, the parties shall negotiate in good faith to determine the fair and equitable compensation to Purchaser for its loss as to such site for which Seller will reimburse and indemnify Purchaser. In the event the parties cannot negotiate an acceptable amount, the parties agree to submit the matter to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of arbitration.

                  8.2.4 If any lawsuit is brought by any of the Fee & Lease Dealers under the PMPA challenging the termination or non-renewal of their franchises by Seller or the validity of the notices of termination or non-renewal given by Seller pursuant to this Article VIII, Seller shall indemnify and hold Purchaser and its affiliates harmless from and against any judgment for monetary damages (including expert witness and attorneys' fees incurred by any franchisees) awarded to any of the franchisees in any such action. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Purchaser and its affiliates pursuant to this Article VIII and Purchaser shall indemnify and hold Seller and its affiliates harmless from and against any judgment for monetary damages (including expert witness and attorneys' fees incurred by any franchisees) awarded to any of the Fee & Lease Dealers, to the extent that any such judgment for monetary damages results from Purchaser's failure to fulfill its obligations under this Article VIII to offer new nondiscriminatory franchises in good faith to each such franchisee. In any such lawsuit brought by any Fee & Lease Dealer pursuant to the PMPA, Seller and Purchaser shall each bear their own attorneys' fees and other costs incurred in such action, except as otherwise provided in this Article VIII.

                                   ARTICLE IX

                     SELLER'S REPRESENTATIONS AND WARRANTIES

         In order to induce Purchaser to enter into this Agreement, Seller hereby warrants and represents to Purchaser that:

         9.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly authorized to conduct business in the State of California.

         9.2 AUTHORITY; ENFORCEABILITY. Seller has the corporate power and authority (i) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder and thereunder and (ii) to own or lease the Assets and to conduct its business thereon. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Seller and no other corporate act or proceeding on the part of Seller or its affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Seller in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfers, preferential transfers and other laws of general application relating to creditors' rights and equitable remedies.

         9.3 CONSENTS. Other than the consent of the FTC pursuant to the Consent Decree relating to the Exxon Mobil merger and the nonobjection of the Attorney General of the State of California, and any other exceptions as set forth on
Schedule 9.3, no material consent, waiver, approval, authorization, exemption, registration, license or declaration ("Consent") of or by, or material filing with, any other person is required with respect to Seller or any of its Affiliates in connection with (i) the execution, delivery or enforceability of this Agreement or any material agreement or instrument delivered pursuant hereto by Seller, or (ii) the consummation of any of the transactions provided for in this Agreement and for other documents specified in clause (i).

         9.4 NO BREACH. Except as set forth on Schedule 9.4, the execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby and the compliance by Seller with any of the provisions hereof or thereof does not and will not (i) violate, or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the Assets, under any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Seller or under any Contract or other agreement, instrument or obligation to which Seller is a party, or by which any of the Assets or their Operations otherwise are bound, or (ii) violate any order, injunction, statute, rule or regulation, or (iii) trigger any rights of purchase (except as set forth in Section 2.2.12), or any buy/sell or similar rights.

         9.5 REAL PROPERTY. (i) Attachments I-R, I-T and I-M-1 and I-M-2 set forth legal descriptions of the Real Property. With respect to any Real Property which is under lease to

Seller, Schedule 9.5 contains a legal description of the property, its owner, the annual rent and related payments and charges (including Taxes, if any) of any kind due under or in connection with any relevant lease, and the expiration date of the lease; and, except as indicated on Schedule 9.5 , all such leases are valid and are in full force and effect and are enforceable in accordance with their terms, to Seller's knowledge no material defaults exist with respect thereto, and, except as indicated on Schedule 9.5, all such leases may be assigned and/or sublet to Purchaser without the consent of the lessor thereunder or any third party. With respect to any other interest in real property related to any of the Assets, Schedule 9.5 sets forth a description of such Real Property, its owner, and the terms and conditions of use.

         9.6 IMPROVEMENTS.

                  9.6.1 Attachments II-R, II-T and II-M set forth a general list of all permanent structures and other improvements relating to the Refinery, Terminal and Marketing Assets, respectively, and their respective Operations, and provides a summary description of each major Improvement which is material to each Asset, or their respective Operations. With respect to the major Improvements in which Seller has an ownership interest, such Attachments identify the location of such Improvements relative to the Real Property, and the nature and extent of such ownership. With respect to any Improvements leased to Seller, such Attachments identify the location of the Improvement, its owner, the annual rent and related payments and charges (including Taxes, if any) of any kind due under or in connection with any relevant lease, and the expiration date of the lease; and, except as indicated in Schedule 9.6.1, all such leases are valid and are in full force and effect and are enforceable in accordance with their terms, to Seller's Knowledge no material defaults exist with respect thereto, and all such leases may be assigned and/or sublet to Purchaser without the Consent of any third party. With respect to any other interest in Improvements related to the Assets or the Operations, such Attachments identify the location of each such Improvement, its owner, and the terms and conditions of use. To Seller's Knowledge, except as indicated in Schedule 9.6.1, any arrangement governing the use of such Improvements is valid and in full force and effect and is enforceable in accordance with its terms, and may be assigned or otherwise transferred to Seller without the Consent of any third party.

                  9.6.2 Schedule 9.6.2 identifies and describes in reasonable detail all major capital projects pending or planned at or in respect of the Refinery, Terminal and Marketing Assets or their respective Operations (whether undertaken by Seller or, to the best of Seller's Knowledge, a third party), including the estimated final completion date and estimated final cost thereof. Except as set forth in Schedule 9.6.2, there has been no material delay in the estimated completion date, modification of design or other change in specification, or increase in estimated final cost of any such project during Seller's current fiscal year. Except as set forth in such Schedule, to Seller's Knowledge all Consents and Permits required in respect of the completion and operation of each and all such capital projects by Seller have been obtained and are in full force and effect.

         9.7 EQUIPMENT. To Seller's Knowledge, Attachments III-R, III-T and III-M identify each major item of equipment included in the Assets, including a general description of related spare parts, and provides a summary description of each material item thereof, and except as indicated in Schedule 9.7, Seller has title to such equipment, free and clear of all liens and encumbrances.

         9.8 COMPLIANCE WITH LAWS. To Seller's Knowledge, except as set forth on
Schedule 9.8, Seller is in compliance in all material respects with all Permits, judgments, orders, injunctions, statutes, rules, regulations and other legal requirements applicable to, or required in connection with, the Assets. Seller shall, within 15 days after the Effective Date, make available to Purchaser all certificates of occupancy in Seller's possession for each Improvement. Except as set forth in said Schedule 9.8, Seller has not received (whether directly or indirectly) within one year prior to the Effective Date, any notice of violation of any such Permit, judgment, order, injunction, statute, rule, regulation or other legal requirement.

         9.9 ENVIRONMENTAL. Except for Seller's Retained Environmental Liabilities and except as disclosed on Schedule 9.9, to Seller's Knowledge there are no Environmental Laws which are now in effect and enforceable (including any such Laws which have established standards or requirements to take effect in the future) which would materially adversely interfere with the operation of the Refinery or the Terminal.

         9.10 PERMITS. To Seller's Knowledge, Attachments VI-R, VI-T, and VIII-M set forth accurate and complete lists of all material Permits.

         9.11 CONTRACTS.

                  9.11.1 To Seller's Knowledge, Attachments V-R, V-T and V-M contain an accurate and complete list of all material Contracts relating to the Assets to which Seller or any of its affiliates is party, or by which a relevant category of Assets and their respective Operations are bound.

                  9.11.2 Except as specifically disclosed in Schedule 9.11, (i) all of the Contracts are valid and are in full force and effect and are enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfers, preferential transfers and other laws of general application relating to creditors' rights and equitable remedies, (ii) to Seller's Knowledge, no material defaults exist with respect thereto, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under any Contract, except where such a default would not have a material adverse effect upon the Assets or the Operations, and (iii) to Seller's Knowledge all such Contracts may be assigned to Purchaser without the Consent of any third party. To the best of Seller's Knowledge, there exists no material dispute with any other party with respect to any such Contract.

         9.12 ACTIONS AND PROCEEDINGS.

                  9.12.1 Except as set forth on Schedule 9.12, there is no legal action pending, or, to Seller's Knowledge, threatened against Seller or any of its Affiliates, whether or not the defense thereof or liability in respect thereof is covered by policies of insurance, involving or affecting any of the Assets, or their respective Operations and seeking (i) compensation in an amount in excess of $100,000 in each case, or $500,000 in the aggregate, (ii) compensation in an unspecified amount, (iii) to Seller's Knowledge, relief or redress under Environmental Laws; or (iv) any injunctive relief, except for such injunctive relief that if granted would be immaterial, individually and in the aggregate.

                  9.12.2 To Seller's Knowledge, except as set forth on Schedule 9.12, no action, suit, proceeding in condemnation or eminent domain is pending or threatened seeking to condemn or acquire all or any part of any Real Property which is part of the Assets.

                  9.12.3 To Seller's Knowledge, except as set forth on Schedule 9.12, no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or any such agreement, instrument, or transaction contemplated hereby.

         9.13 ABSENCE OF CERTAIN CHANGES.

                  9.13.1 Except as set forth on Schedule 9.13 or as provided for or permitted by this Agreement, since their construction, the Refinery and the Terminal have been used, operated and held by Seller only in the ordinary course of business.

                  9.13.2 Except as set forth in such Schedule 9.13, within one year prior to the Effective Date, Seller has not sold, conveyed, leased or otherwise transferred any of its right, title or interest in any property material to the Assets or to the Operations.

         9.14 BROKERS. All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby. Seller agrees to indemnify fully, hold harmless and defend Purchaser and its Affiliates from and against, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Seller or its Affiliates.

         9.15 SOLVENCY. Seller is solvent, is not in the hands of a receiver, nor is any application of receivership pending and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

         9.16 RETURNS. Seller is in compliance with all tax reporting and Return requirements for the Assets and their respective Operations, and such Returns were prepared on the basis of tax positions for which there was reasonable support at the time for filing and Seller has paid (or will pay when due) all Taxes shown on such Returns as owing which are attributable to any taxable period or portion thereof that ends on or before the Closing Date.

         9.17 MARKETING ASSETS APPROVALS. To Seller's Knowledge, Seller has all material approvals, Marketing Permits, governmental authorizations and consents required to operate each of the Company Operated Marketing Sites as a retail service station and any other current use thereon.

         9.18 FOREIGN PERSON. Seller is not a "foreign person" as defined in
Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder. Seller's U.S. tax identification number is 13-5409005.


                                    ARTICLE X

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         In order to induce Seller to enter into this Agreement, Purchaser hereby warrants and represents to Seller that:

         10.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in the State of California.

         10.2 AUTHORITY; ENFORCEABILITY. Purchaser has the corporate power and authority (i) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder and (ii) to own or lease and operate the Assets and to conduct its business thereon. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Purchaser and no other corporate act or proceeding on the part of Purchaser or its Affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfers, preferential transfers and other laws of general application relating to creditor's rights and equitable remedies.

         10.3 CONSENTS. Except as set forth on Schedule 10.3, no material Consent of or by, or material filing with, any other person is required with respect to Purchaser or any of its affiliates in connection with (i) the execution, delivery or enforceability of this Agreement or any agreement or instrument delivered or to be delivered pursuant hereto by Purchaser, or (ii) the consummation of any of the transactions provided in this Agreement and the other documents specified in clause (i).

         10.4 NO BREACH. Except as set forth on Schedule 10.4, the execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser, or (ii) violate any order, injunction, statute, rule or regulation, or (iii) trigger any rights of first refusal (except as set forth in Section 2.2.12), or any buy/sell or similar rights.

         10.5 ACTIONS AND PROCEEDINGS. To Purchaser's Knowledge, except as set forth on Schedule 10.5, no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or any such agreement, instrument, or transaction contemplated hereby.

         10.6 BROKERS. All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim against Seller for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby. Purchaser agrees to indemnify fully, hold harmless and defend Seller and its affiliates from and against, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Purchaser or its affiliates.

         10.7 SOLVENCY. Purchaser is solvent, is not in the hands of a receiver, nor is any application of receivership pending and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court. Purchaser will have sufficient funds to deliver the Purchase Price and the Refinery and Terminal Inventory Sale Price at Closing as contemplated in this Agreement.

                                   ARTICLE XI

                              ENVIRONMENTAL CLAIMS

         11.1 ALLOCATION OF ENVIRONMENTAL CLAIMS. The provisions of this Article XI are the result of mutual compromise and an allocation of responsibility and risk for Environmental Claims as between Purchaser and Seller. Each party has given weight to these matters in entering into the Agreement and setting the Purchase Price. Purchaser and Seller intend that the allocations of risk and responsibility for Environmental Claims as set forth in this Article XI and the other applicable provisions of this Agreement shall be given full effect and that the rights and remedies in this Article XI and the other applicable provisions of this Agreement shall be the exclusive rights and remedies available to the parties and the parties acknowledge that they expressly waive and relinquish all other statutory and common law rights and remedies with


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respect to Environmental Claims, including without limitation claims under the
Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

         11.2 SCOPE. Section 11.3 shall apply only to the Refinery and the Terminal. Section 11.4. shall apply only to the Marketing Assets. Sections 11.5 and 11.6 shall apply to all Assets.

         11.3 REFINERY AND TERMINAL.

                  11.3.1 Allocation Between Purchaser and Seller.

                           11.3.1.1 Seller's Retained Environmental Liabilities.
Seller shall retain and be solely responsible for the following matters ("Seller's Retained Environmental Liabilities"):

                                    11.3.1.1.1 penalties assessed for any notice
of violation received from any Governmental Authority related to Refinery or Terminal operations prior to Closing that is pending and unresolved as of the Closing Date;

                                    11.3.1.1.2 the lawsuits filed by the Solano
County District Attorney and California Attorney General under Proposition 65 (entitled The People of the State of California, Plaintiff v. Exxon Corporation and DOES 1 - 200, Case No. 013358; and People of the State of California ex rel. Bill Lockyer, Attorney General of the State of California and David W. Paulson, District Attorney of Solano County v. Exxon Corporation and DOES 1 - 200, Case No. 013407, both pending in the Superior Court of the State of California in and for the County of Solano);

                                    11.3.1.1.3 any costs associated with
compliance with the variance issued by Bay Area Air Quality Management District (Docket No. 32-37) in connection with control of nitrogen oxides through a selective catalytic reduction reactor, whether such costs are incurred before or after Closing;

                                    11.3.1.1.4 Environmental Claims, (i)
asserted within three (3) years of Closing, in connection with the offsite transportation and disposal prior to Closing of wastes containing Hazardous Materials or wastes containing Petroleum Products generated by Seller at the Refinery and Terminal or (ii) asserted with respect to the abandoned sites listed on Schedule 11.3.1.1.4. in connection with the offsite transportation and disposal prior to Closing of wastes containing Hazardous Materials or wastes containing Petroleum Products generated by Seller at the Refinery and Terminal; and

                                    11.3.1.1.5 the capital costs (but not
operations and maintenance costs) expended after the Closing, commencing on the Closing Date and for a period of five (5) years thereafter, for Corrective Action of groundwater and soil contamination (i) as required under Regional Water Quality Control Board Order Nos. 91-094 and 94-144, and (ii) for the projects as required under Regional Water Quality Control Board Order Nos. 94-070, and 97-077.


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


                           11.3.1.2 Transfer of Responsibility. Purchaser and
Seller may from time to time attempt to agree upon the cost of Seller's obligations under Section 11.3.1.1.5 ("Seller's Capital Costs for Groundwater Remediation") and the transfer of the responsibility for Seller's Capital Costs for Groundwater Remediation from Seller to Purchaser. If the parties agree upon such Seller's Capital Costs for Groundwater Remediation and transfer of Seller's Capital Costs for Groundwater Remediation, Seller shall pay to Purchaser an amount equal to Seller's Capital Costs for Groundwater Remediation and Purchaser shall assume responsibility for all costs for Corrective Action of groundwater contamination. Purchaser shall also execute and deliver to Seller a release in the form of Exhibit "X". Such release shall include an assignment to Purchaser of Seller's rights to reimbursement from the relevant state reimbursement fund, if any, with respect to the Refinery or Terminal, to the extent such assignment is permitted. To the extent such assignment is not permitted, Purchaser will cooperate in assisting Seller in seeking such funds.

                           11.3.1.3 Purchaser's Assumption of Environmental
Liabilities. Except for Retained Liabilities, Purchaser shall assume and be solely responsible for all Environmental Claims relating to or arising out of the Refinery and Terminal, whether existing or asserted before or after the Closing Date, and whether based on past, present or future conditions or events.

                  11.3.2 Release. Purchaser shall unconditionally release and discharge Seller, Seller's Affiliates and Seller's employees, officers, directors and contractors and those of its Affiliates from all Environmental Claims relating to or arising out of the Refinery and Terminal, whether existing or asserted before or after the Closing Date, and whether based on past, present or future conditions or events, except for Retained Liabilities. This release includes, but is not limited to, any Environmental Claims under CERCLA and the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and other Environmental Laws. In connection with this release, Purchaser hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor."

         This Section 11.3.2 shall survive Closing and shall be binding on Purchaser's transferees, assigns or successors. Purchaser and Seller intend Sections 11.3.1 and 11.3.2 to be covenants running with the land. Purchaser agrees to insert provisions similar to and having the same effect as those set forth in Sections 11.3.1 and 11.3.2 in any deed, lease or other instrument conveying all or part of the Refinery or the Terminal.

                  11.3.3 Corrective Action. With respect to the Corrective Action to be performed by Seller prior to Closing, and with respect to Corrective Action, if any, required to be performed by Seller after the Closing pursuant to Section 11.3.1.1.2 and 11.3.1.1.5, the following shall apply:


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


                           11.3.3.1 Communications with Agencies. Seller shall
take the lead on all communications with Governmental Authorities and shall be solely responsible for the content of any reports or submittals to Governmental Authorities. Seller shall conduct all negotiations with Governmental Authorities. The parties acknowledge that Seller shall have the lead for determining the appropriate Corrective Action to be performed and for conducting negotiations with Governmental Authorities and that Purchaser shall neither contact nor negotiate with Governmental Authorities independent of Seller in connection with any Corrective Action to be performed by Seller. Purchaser shall provide Seller with copies of all correspondence and reports to and from Governmental Authorities concerning Corrective Action at the Refinery and the Terminal. Seller shall provide Purchaser with copies of all correspondence and reports to and from Governmental Authorities concerning Corrective Action at the Refinery and the Terminal.

                           11.3.3.2 Right to Appeal or Contest. Seller shall
have the right, in good faith, to contest or appeal the application, interpretation or validity of any law, order, regulation, directive or requirement affecting Corrective Action.

                           11.3.3.3 Cleanup Standards. Seller and Purchaser
agree that, unless otherwise explicitly compelled by the Governmental Authority directing Corrective Action, such Corrective Action shall be (i) technically feasible, (ii) cost effective, (iii) based on customary and accepted engineering practices, and (iv) based on a risk assessment evaluating actual harm to human health and the environment, with a preference for remedies that minimize disturbance of pre-existing contamination, rely on natural attenuation and manage any pre-existing contamination in place. Purchaser agrees that more stringent cleanup to commercial or residential standards shall not apply.

                           11.3.3.4 Seller Not Responsible for Costs Caused by
Development. Seller shall not be responsible for any costs of Corrective Action and related environmental expenses to the extent caused by any post-Closing maintenance, modification, construction or redevelopment or change in use of the Refinery or Terminal, including but not limited to costs to excavate and dispose of contaminated media, control vapors into structures, relocate remedial systems, and perform risks assessments or studies related thereto.

                  11.3.4 Post-Closing Corrective Action and Site Maintenance. Consistent with Section 11.3.1.3, after Closing, Purchaser shall assume and be solely responsible for any Corrective Action at the Refinery and Terminal, including, without limitation, all required groundwater monitoring. With respect to Seller's obligations under Section 11.3.1.1.5, Seller and Purchaser agree that, unless otherwise explicitly compelled by the Governmental Authority directing Corrective Action, such Corrective Action shall be (i) technically feasible, (ii) cost effective, (iii) based on customary and accepted engineering practices, and (iv) based on a risk assessment evaluating actual harm to human health and the environment, with a preference for remedies that minimize disturbance of pre-existing contamination, rely on natural attenuation and manage any pre-existing contamination in place. Purchaser shall, at its expense, take prudent measures to maintain the integrity of any caps and closed sites where remediation has


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


been completed and to prevent the disturbance of any residual Hazardous Materials or Petroleum Products remaining after Corrective Action is completed. With respect to Seller's obligations under Section 11.3.1.1.5, Seller shall not be responsible for any costs of Corrective Action and related environmental expenses to the extent caused by any post-Closing maintenance, modification, construction or redevelopment or change in use of the Refinery or Terminal, including but not limited to costs to excavate and dispose of contaminated media, control vapors into structures, relocate remedial systems, and perform risks assessments or studies related thereto.

                  11.3.5 Restriction to Industrial Use. On or prior to Closing, Seller will place a restriction on the Refinery or Terminal, limiting the future use of the Refinery or Terminal to heavy industrial use (the "Restriction"), which Restriction shall be in the form set forth in Exhibit "Y" and recorded with the deed for the Refinery and Terminal as a restriction that runs with the land.

                  11.3.6 Access. Purchaser shall, without cost to Seller, and on its behalf and behalf of any future tenants, future owners or successors to Purchaser, provide Seller and its consultants and contractors with access to the Refinery and Terminal as reasonably necessary to perform Corrective Action, if any, in connection with the Seller's Retained Environmental Liabilities, including the installation, inspection, maintenance, repair and operation of any monitoring or remedial equipment. Purchaser and Seller shall sign and Purchaser shall record with the deed a Remediation Easement as set forth in Section 11.5, in the form set forth in Exhibit "Z". Seller shall perform Corrective Action in a manner that minimizes any interference with the business operations of the Refinery and Terminal. In no event, however, shall Seller have liability to anyone, including Purchaser, for business disruption, lost profits, diminution in value or consequential damages arising from such actions or access.

                  11.3.7 Survival. This Section 11.3 shall survive Closing. Purchaser shall bind Purchaser's successors and assigns and any tenants, operators or licensees at the Refinery or Terminal to the terms and conditions in this Article XI. Purchaser and Seller intend that the obligations in Section
11.3 shall be a covenant running with the land and Purchaser agrees to convey notice of such in any deed, lease or other instrument conveying or creating any interest in all or part of the Refinery or Terminal. Purchaser's failure to make the terms and conditions of Article XI binding on its successors and assigns and any tenants, operators or licensees at the Refinery or Terminal shall terminate Seller's obligations under this Article XI.

         11.4 MARKETING ASSETS.

                  11.4.1 Definitions. As used herein, "Covered Contamination" means recoverable free liquid hydrocarbons, dissolved hydrocarbon components, absorbed and vapor phase hydrocarbon contamination, and soil and groundwater contamination which (i) was caused by Seller's Operations, or the Operations of Seller's Lessee while a Lessee of Seller but only with respect to Petroleum Products at a Marketing Site prior to the Closing Date, or occurs prior to or after the Closing Date and is the result of the migration off a Marketing Site of contamination that was located on a Marketing Site prior to the Closing Date, and (ii) is shown in the Baseline


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Report, as defined in Section 11.4.3, and (iii) was required to be remediated under applicable Environmental Laws existing and enforceable on the Closing Date. Schedule 11.4.1 lists those Marketing Sites which, to Seller's Knowledge as of the Closing date, contain some contamination which is Covered Contamination. Seller does not agree that all of the contamination on such sites is Covered Contamination.

                  11.4.2 Tank Testing. Seller, at Seller's expense, shall cause tightness tests of all underground tanks and lines at the Marketing Sites to be conducted within sixty (60) days prior to the Closing Date, or, upon mutual agreement of the parties, thirty (30) days after the Closing Date, using a "precision" test, such as the Petro-Tite(R), Tanknology Vacu Test(R) or Leak Lokator(R) tests, or an equivalent test. Upon completion of such tests, Seller shall furnish copies of the test results to Purchaser. Any untight fiberglass tanks or lines discovered pursuant to such tests may be repaired by Seller rather than replaced if (i) Seller would repair rather than replace such tanks or lines under Seller's normal procedures if ownership of the Marketing Site were remaining with Seller, (ii) such equipment was originally manufactured by either Owens-Corning or Xerxes, (iii) the repair is effected by the manufacturer or its authorized contractors, and (iv) the manufacturer certifies and warrants the condition of the tanks and lines to be as tight as when new. In the event that Seller is unable to repair any fiberglass tanks or lines in accordance with the standards set forth above, Purchaser will receive at the Closing for such Marketing Site a credit toward the Purchase Price in the amount of $70,000 per tankfield, or if after Closing a refund of $70,000 per tankfield, and Purchaser will be responsible for the installation of replacement tanks and lines on such Marketing Site, at Purchaser's expense.

                  11.4.3 Environmental Assessment.

                           11.4.3.1 Seller may, but shall not be obligated to,
undertake at Seller's expense an environmental assessment of each Marketing Site to determine the presence of Covered Contamination. If undertaken, Seller will use reasonable efforts to complete such assessments before the Closing Date or such other date as the parties may mutually agree. At any Marketing Site at which Seller has previously conducted, or is currently conducting, or is planning to conduct, any environmental assessment or remediation activities, Seller shall deliver all existing environmental assessment data ("Existing Case Data") to Purchaser as soon as possible but not later than sixty (60) days after the Effective Date. The report of such environmental assessment, if undertaken, or the Existing Case Data, if applicable, shall be the "Baseline Report" for each Marketing Site. A copy of each Marketing Site's Baseline Report shall be provided to Purchaser promptly after Seller's receipt thereof. Seller also may undertake additional environmental assessments on any Marketing Site after the Closing, and the assessment reports will constitute amendments of the Baseline Reports for such Marketing Sites, if applicable.

                           11.4.3.2 Purchaser may conduct additional
environmental assessments of Marketing Sites at its expense before the Closing Date. Purchaser will provide copies of the assessment reports promptly to Seller. Such assessment reports will constitute amendments of the Baseline Reports for the Marketing Sites affected thereby, if Baseline Reports have been prepared.


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


                           11.4.3.3 To the extent required by applicable laws
and regulations, Seller shall report all Covered Contamination reflected in the Baseline Reports to the relevant Governmental Authorities and provide appropriate notification thereof to property owners. To the extent required by applicable laws and regulations, Purchaser shall report all New Contamination (as defined in Section 11.4.4.3) to the Governmental Authorities and provide appropriate notification thereof to property owners.

                           11.4.3.4 Seller shall remediate the Covered
Contamination on any Marketing Site in accordance with all applicable laws and regulations existing and enforceable on the Closing Date and, with respect to MTBE, the draft guidelines in effect on the Effective Date (or, if more lenient, applicable laws, regulations or, with respect to MTBE, guidelines or draft guidelines, in effect after the Closing Date), provided that the Closing occurs and the Marketing Site is conveyed to Purchaser. Seller's obligations to remediate Covered Contamination on any Marketing Site shall continue until Closure is obtained pursuant to Section 11.4.4.2.

                           11.4.3.5 Except for the express obligations of Seller
under this Section 11.4.3, and except for Retained Liabilities Purchaser shall assume and be solely responsible for all Environmental Claims relating to or arising out of the Marketing Assets, whether existing or asserted before or after the Closing Date, and whether based on past, present or future conditions or events.

                  11.4.4 Environmental Responsibility.

                           11.4.4.1 Seller shall conduct all negotiations with
the Governmental Authorities with respect to the remediation of the Marketing Sites, for which Seller is responsible under Section 11.4.3.4. The parties acknowledge that Seller shall have the lead responsibility for setting policy, establishing direction and conducting negotiations with the Governmental Authorities relating to the remediation of Covered Contamination, and Purchaser shall neither contact nor negotiate with the Governmental Authorities independently of Seller in connection with the remediation of Covered Contamination. Seller shall provide Purchaser with copies of all correspondence or other documents it receives from the Governmental Authorities, and shall furnish Purchaser copies of all correspondence and other documents it supplies to the Governmental Authorities, relating to any remedial action plan submitted by Seller with regard to the Marketing Sites. Purchaser shall provide Seller with copies of all correspondence and documents it receives from or provides to the Governmental Authorities during the period of Seller's remediation activities on any Marketing Site.

                           11.4.4.2 As to each Marketing Site transferred or
conveyed to Purchaser, Seller shall undertake after the Closing Date, at its expense, all reporting and notification required by law and all remediation or further investigation of Covered Contamination on, under or originating from such Marketing Site, in compliance with the requirements of the Governmental Authorities and all applicable Environmental Laws and regulations and until Closure is obtained pursuant to this Section 11.4.4.2. Seller shall be entitled to the benefit of any


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government reimbursement funds that may be available with respect to such remediation of Covered Contamination. Seller shall coordinate administrative efforts to recover such reimbursement, and Purchaser will cooperate in assisting Seller in seeking such funds. Seller shall remediate the Covered Contamination on or migrating (or migrated) from any Marketing Site in accordance with all applicable laws and regulations existing and enforceable on the Closing Date, until:

                                    11.4.4.2.1 Receipt of written notice from
the Governmental Authorities that either no further remediation of the Covered Contamination identified in the Baseline Report is required, or that the approved remediation plan of the Covered Contamination identified in the Baseline Report has been completed; or

                                    11.4.4.2.2 Seller has requested closure
notice from the Governmental Authorities, has not received any response of any kind to its request for a closure notice for twelve (12) months and Seller has reasonably determined that the soil and groundwater has been remediated based on four (4) successive quarterly monitoring tests by a recognized environmental remediation contractor that show the level of petroleum hydrocarbons on the Marketing Site as being below or equal to the limit required by the Authorities, and Seller so notifies Purchaser in writing.

                                    11.4.4.2.3 The satisfaction of either of the
conditions set forth in subsections 11.4.4.2.1 and 11.4.4.2.2 above shall be referred to as "Closure" herein.

                           11.4.4.3 Any environmental contamination which (i) is
not disclosed in the Baseline Report for a Marketing Site, (ii) is discovered after the Closing Date on any Marketing Site other than through an environmental assessment made by Seller pursuant to Section 11.4.3.1, or (iii) is caused after the Closing Date by Purchaser, Purchaser's tenants, franchisees, or contractors, or is caused by third parties, in an area of the Marketing Site identified in the Baseline Report as containing Covered Contamination and before Seller's remediation of such Covered Contamination has been completed, is herein referred to as "New Contamination." Purchaser shall bear the burden of proving by substantial evidence that such environmental contamination is Covered Contamination. Similarly, if any environmental contamination not disclosed in the Baseline Report for a Marketing Site is discovered after the date Seller completes the remediation contemplated by Sections 11.4.3 and 11.4.4 ("Remediation Completion Date"), Purchaser shall bear the burden of proving by substantial evidence that such New Contamination is Covered Contamination. If any environmental contamination is discovered after the Closing Date and Purchaser meets its burden of proving that it is not New Contamination but Covered Contamination, Seller shall remediate such Covered Contamination, in accordance with all applicable laws and regulations existing and enforceable on the Closing Date and, with respect to MTBE, the draft guidelines in effect on the Effective Date (or, if more lenient, applicable laws, regulations or, with respect to MTBE, guidelines or draft guidelines, in effect on or after the Closing Date).

                           11.4.4.4 If environmental contamination is discovered
on any Marketing Site after the Closing Date, but prior to the Remediation Completion Date, Purchaser


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shall promptly notify Seller and act promptly to minimize the effects of such environmental contamination. If, pursuant to Section 11.4.4.3, Purchaser does not establish that such environmental contamination is Covered Contamination, and if Seller reasonably determines that such New Contamination will make Seller's remediation at the applicable Marketing Site significantly more difficult, more expensive, or will extend significantly the time required to complete such remediation work, Purchaser shall hire at Purchaser's sole expense a consultant mutually acceptable to Purchaser and Seller to assess the effect of such New Contamination on the environmental condition of the Marketing Site. This assessment shall include a review of the remediation work that had been done to date and the remaining cost to complete the remediation absent the New Contamination. In addition, the consultant will estimate the cost of the additional work that will be required due to the New Contamination. Purchaser will begin paying that fractional cost percentage of all further remediation work performed by Seller at the Marketing Site, determined by the following formula:

                           Purchaser's fractional cost = 1 - (Estimated cost to
complete remediation prior to New Contamination divided by estimated cost to complete remediation after the New Contamination).

                           EXAMPLE:

                           Estimated cost to complete remediation prior to New
Contamination equals $100,000. (As calculated at the time the New Contamination occurs.)

                           Estimated cost to complete remediation after New
Contamination equals $150,000. (Includes the $100,000 in A plus $50,000 in estimated costs related to the New Contamination.)

                           Purchaser's fractional cost equals: 1 - (A divided by
B), or 1 - .667, which results in Purchaser paying one-third (.333) of subject remediation costs incurred after the New Contamination occurs.

                           11.4.4.5 Purchaser will promptly pay its share of
costs and expenses to Seller as remediation work is performed and as invoices for such work, with supporting documentation, are presented to Purchaser.

                           11.4.4.6 The above notwithstanding, if Purchaser's
fractional cost as so calculated should exceed eleven-twentieths (11/20ths), Purchaser shall, upon request by Seller, take over the ongoing remediation efforts at the Marketing Site with the costs of such remediation continuing to be shared between Seller and Purchaser as set forth in this Section. In such event, Purchaser and Seller shall attempt to negotiate a buyout to transfer the remediation responsibility for known Covered Contamination at the Marketing Site from Seller to Purchaser. If the parties are unable to agree upon the present value of the expected costs of completing the remediation of known Covered Contamination ("Remediation Cost") at a Marketing Site, the parties shall select a consultant satisfactory to both parties who shall attempt to mediate between the parties to resolve such differences in a mutually satisfactory manner. The fees and expenses


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of such consultant shall be borne equally by the parties. If the parties agree upon the Remediation Cost for any Marketing Site, Seller shall pay to Purchaser an amount equal to the Remediation Cost and Purchaser shall assume responsibility for the completion of the remediation of Covered Contamination at the Marketing Site pursuant to the additional requirements of Section 11.4.7.

                  11.4.5 Access. After the Closing Date, Purchaser shall provide for and permit such access, at no cost to Seller, as Seller and its employees, agents, and contractors may require to each Marketing Site, for such time as is required for Seller to meet all environmental obligations contemplated by this Agreement. Such access shall include the right to conduct such tests, take such groundwater or soil samples, excavate, remove, dispose of, and treat the soil and groundwater, and undertake such other actions as are necessary in the sole judgment of Seller. Seller shall expeditiously remove from the Marketing Site (or Marketing Sites) as soon as reasonably practicable all drums containing drill cuttings, soil, debris or liquids generated from Seller's remediation or investigation activities. Seller shall restore the surface and existing structures, if any, on each Marketing Site to a condition substantially similar to that at the time immediately prior to the action taken by Seller and shall replace or repair damage to Purchaser's equipment and personal property on the Marketing Site caused by Seller or its contractors. Seller shall, to the extent practical, undertake the actions necessary to complete its remediation of Covered Contamination in a manner that will not unreasonably disrupt the operations of Purchaser on the Marketing Site. In no event, however, shall Seller have liability to anyone, including Purchaser, for business disruption, lost profits, diminution in value or consequential damages arising from such actions or access. Seller or its contractors shall provide Purchaser as much advance notice as possible (but at least five (5) business days' notice) of all potentially disruptive or intrusive activities to be taken on the Marketing Sites; such notice may be in the form of a periodic schedule of activities. No advance notice shall be required for non-disruptive activities such as periodic monitoring of wells on a Marketing Site. Seller and Purchaser agree to cooperate on the placement and the location of any new Seller's remediation equipment. Any cost or expense to repair or replace existing or new monitoring and remediation equipment resulting from the acts or requests or omissions of Purchaser or Purchaser's contractors shall be the responsibility of Purchaser. Purchaser and Seller shall cooperate in determining the order in which Seller implements its remediation operations on the Marketing Sites, but the final determination shall be Seller's.

                  11.4.6 Maintenance of Records. During the course of Seller's remediation of any Marketing Site, Purchaser shall maintain inventory and tank and line maintenance records for such Marketing Site as required to comply with all applicable laws and regulations. Seller shall have the right to review these records as Seller deems necessary so as to be assured of the integrity of Purchaser's tank and line system at the Marketing Site.

                  11.4.7 Transfer of Responsibility. Purchaser and Seller may from time to time attempt to agree upon the Remediation Cost at a Marketing Site and the transfer of the responsibility for the remediation of known Covered Contamination from Seller to Purchaser. If the parties agree upon such Remediation Cost and transfer, Seller shall pay to Purchaser an amount equal to the Remediation Cost and Purchaser shall assume responsibility for the


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completion of the remediation of known Covered Contamination. Purchaser shall also execute and deliver to Seller a release of remediation liability for known Covered Contamination in the form of Exhibit "X". Such release shall include an assignment to Purchaser of Seller's rights to reimbursement from the relevant state reimbursement fund, if any, with respect to the Marketing Site, to the extent such assignment is permitted. To the extent such assignment is not permitted, Purchaser will cooperate in assisting Seller in seeking such funds.

                  11.4.8 Seller's Indemnification. For a period of five (5) years from the Closing Date, Seller shall defend, indemnify and hold Purchaser and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss or liability arising from or related to Covered Contamination on the Marketing Sites. This indemnity also will apply to any claim by a third party or Governmental Authority that relates to the migration of Covered Contamination off any Marketing Site. This indemnity shall not be assignable by Purchaser. This indemnity will not apply to, and Seller will have no liability for, claims by Purchaser or third parties for diminution in value, lost profits, business disruption or consequential damages relating to Covered Contamination on any Marketing Site.

                  11.4.9 Purchaser's Indemnification. Purchaser shall defend, indemnify and hold Seller and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss or liability arising from or related to any contamination with respect to the Marketing Sites that is not Covered Contamination or a Retained Liability.

                  11.4.10 Purchaser's Release. Purchaser agrees to accept the conveyance of the Marketing Sites in their present condition and, if Seller fulfills Seller's Obligations, to make no claim regarding the environmental condition of the Marketing Sites. Purchaser hereby releases Seller from all Losses (including Losses under CERCLA and RCRA and other Environmental Laws) for injury, death, destruction, loss or damage to the person or property of Purchaser and its employees arising out (i) the environmental condition of the Marketing Sites and the improvements and the equipment on the Marketing Sites, and (ii) the existence of Covered Contamination on the Marketing Sites. This release does not include:

                           11.4.10.1 The covenants of Seller to remediate and
indemnify Purchaser as provided in Sections 11.4.4 and 11.4.8 ("Seller's Obligations") and Retained Liabilities; and

                           11.4.10.2 Claims by third parties and Governmental
Authorities relating to Covered Contamination on the Marketing Sites.

         In connection with this release, Purchaser hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor."

                  11.4.11 Limitations on Liability. Seller shall not be responsible for remediation of any Covered Contamination at any Marketing Site after the Remediation Completion Date if such remediation would be required only as a result of changes in applicable remediation standards or Environmental Laws and regulations or, with respect to MTBE, applicable guidelines or draft guidelines, enacted or promulgated after the Closing Date. In addition, the parties acknowledge and agree that Seller shall have no responsibility for any environmental matters at any real property on which any Distributor operates a service station.

                  11.4.12 Burden of Proof. If any environmental contamination is discovered in connection with any Marketing Site subsequent to the Remediation Completion Date, Purchaser shall bear the burden of proof to establish by substantial evidence that such contamination is Covered Contamination.

                  11.4.13 Leased Marketing Sites. In the event that, after the Closing Date and before the Remediation Completion Date, the lease for any Leased Property expires or is terminated, Seller shall be responsible for arranging access to the Marketing Site, at Seller's expense, for the purpose of undertaking and completing its remediation activities, including payment by Seller to the landowner of any rental or access fee charged by the landowner in respect to such access to and use of the Marketing Site; provided, however, that if such lease expiration is the result of Purchaser's decision not to exercise any extension or renewal option provided for in such lease, Purchaser shall give Seller at least six (6) months notice of such election to not extend or renew the lease.

                  11.4.14 Elective Work. If Purchaser encounters and excavates or removes contaminated soil or groundwater on any Marketing Site while conducting construction, remodeling, or demolish-and-rebuild work on any Marketing Site not required by Seller ("Elective Work"), Purchaser will solely bear the costs of removing, recycling or disposing of the contaminated soil and groundwater, regardless of whether the soil or groundwater on any Marketing Site contains Covered Contamination. Purchaser will be deemed to be the generator of all hazardous waste caused by or originating from the tanks and lines used in Purchaser's operations on the Marketing Sites. Purchaser will report any such hazardous waste and environmental contamination, including Covered Contamination and contaminated soil and groundwater excavated, removed, recycled or disposed of by Purchaser in connection with Elective Work on any Marketing Site, to the Governmental Authorities if required to do so by applicable laws and regulations. Purchaser also will sign all manifests for transportation and disposal of any such hazardous waste and contaminated soil or groundwater. Purchaser will pay the cost of clean fill required for any excavation caused by Elective Work on any Marketing Site.

                  11.4.15 California-South Other Responsible Parties. Purchaser acknowledges that Seller acquired its Fee or Lease interest in a California-South Marketing Asset from Chevron U.S.A. Inc. ("Other Responsible Party"), and the Marketing Site's number and address is listed on Exhibit "AA" ("Marketing Site Acquired From Other Responsible Party"). In connection with its use of such Marketing Site, such Other Responsible Party may now or in the future be engaged in remediation activities on the Marketing Site. Purchaser is advised that Seller is not managing or controlling such Other Responsible Party's activities and shall not be responsible for determining what remediation activities are undertaken by such Other Responsible Party, nor shall Seller be responsible for the manner in which such Other Responsible Party conducts such activities or the results achieved. Seller will not be responsible for the remediation of petroleum hydrocarbon contamination on such Marketing Site Acquired from Other Responsible Party as to which such Other Responsible Party is obligated to undertake remediation activities. Seller's indemnity in Paragraph 11.4.8 will not apply to any contamination on such Marketing Site Acquired From Other Responsible Party for which such Other Responsible Party is responsible. Seller does however, agree to indemnify Purchaser to the extent of any indemnity Seller has with respect to such Other Responsible Party. Purchaser will permit such Other Responsible Party and its employees, agents and contractors to have access to the Marketing Site for the purpose of conducting environmental investigation and remediation operations.

                  11.4.16 California-North Other Responsible Parties. Purchaser acknowledges that Seller may have acquired its Fee or Lease interest in certain of the California-North Marketing Assets from Texaco, Inc. or Texaco Refining and Marketing, Inc., Thrifty Oil Co., Wickland Oil Company or Regal Stations, Inc. (collectively, "Other Responsible Parties"), and if so, the Marketing Site's number and address is listed on Exhibit "BB" ("Marketing Sites Acquired From Other Responsible Parties"). In connection with its use of any such Marketing Site, such Other Responsible Party may now or in the future be engaged in remediation activities on the Marketing Site. Purchaser is advised that Seller is not managing or controlling such Other Responsible Party's activities and shall not be responsible for determining what remediation activities are undertaken by such Other Responsible Party, nor shall Seller be responsible for the manner in which such Other Responsible Party conducts such activities or the results achieved. Seller will not be responsible for the remediation of petroleum hydrocarbon contamination on a Property Acquired From Other Responsible Parties as to which such Other Responsible Party is obligated to undertake remediation activities. Seller's indemnity in Section 11.4.8 will not apply to any contamination on a Marketing Site Acquired From Other Responsible Parties for which such Other Responsible Party is responsible. Seller does however, agree to indemnify Purchaser to the extent of any indemnity Seller has with respect to such Other Responsible Party. Purchaser will permit such Other Responsible Party and its employees, agents and contractors to have access to the Marketing Site for the purpose of conducting environmental investigation and remediation operations.

                  11.4.17. Seller shall retain liability for any Environmental Claims, (i) asserted within three (3) years of Closing, in connection with the offsite transportation and disposal prior to Closing of wastes containing Hazardous Materials or wastes containing Petroleum Products generated by Seller at the Marketing Sites or (ii) asserted with respect to the abandoned sites listed on Schedule 11.3.1.1.4. in connection with the offsite transportation and disposal prior to Closing of wastes containing Hazardous Materials or wastes containing Petroleum Products generated by Seller at the Marketing Sites.

         11.5 REMEDIATION EASEMENT. Title to the Real Property shall be subject to a Remediation Easement that allows Seller to accomplish Corrective Action. Seller hereby reserves use of the Remediation Easement for access over and access to the Real Property, the storage of equipment, the utilization of staging areas, installation of monitoring and production wells including the tankage and associated equipment, including access to and use of the onsite utilities including water, power, and sewage, the right to process sewage treatment, and the right to permanently close in place certain waste units.

         11.6 REMEDIATION FACILITIES Section 2.3.11 and Attachment IX-R, IX-T and IX-M exclude facilities associated with ongoing environmental monitoring or remediation where Seller retains responsibility at the Refinery, Terminal or Marketing Assets. Upon request by Purchaser made within 60 days of (i) Closure with respect to Covered Contamination, or (ii) Purchaser's assumption of responsibility for Covered Contamination pursuant to Section 11.3.1.2 or
11.4.4.6 or (iii) Seller's notice to Purchaser that Seller has no further responsibility for environmental matters being addressed by such remediation facilities, wells or equipment hereunder, Seller will transfer all title, responsibility, and any further liability for all such remediation facilities, monitoring wells and equipment to Purchaser via an appropriate transfer document. Following such transfer, Purchaser agrees to indemnify and hold Seller harmless for any future claims or cause of action relating to such remediation facilities, monitoring wells, or equipment. Until such time as the remediation facilities, monitoring wells and/or equipment shall vest in Purchaser, Seller agrees upon reasonable notice, to grant Purchaser reasonable access, with the presence of Seller's representative, to such remediation facilities, monitoring wells and/or equipment to the extent necessary to comply with any Environmental Laws. If Purchaser does not request transfer in the time period specified above, Seller will plug and abandon the monitoring wells, and remove the equipment and remediation facilities as expeditiously as possible.



                                   ARTICLE XII

                                  TITLE MATTERS

         12.1 TITLE COMMITMENTS AND PERMITTED ENCUMBRANCES.

                  12.1.1 Seller has caused First American Title Insurance Company ("Title Company") to issue an American Land Title Association ("ALTA") Form B Owner's or Leasehold Title Commitment ("Title Commitment") for each Real Property included in the Assets, which reflects the condition of title that will be transferred at Closing subject to this Section XII. The Title Commitments are referenced on the attached Exhibit "CC". All title matters on the Title Commitments, together with such other matters as are provided for in Sections 12.1.2, 12.1.3, and 12.3 shall be deemed Permitted Encumbrances and listed on the attached Exhibit "DD".

                  12.1.2 Within three days after discovery, either party shall inform the other in writing of any new title matter that arises for the first time after the Effective Date and before Closing and is not reflected in any Title Commitment. If the new title matter would materially adversely affect the Assets or the Operations by 0.5% of the Purchase Price, or more, and was not caused directly or indirectly by Purchaser, then Purchaser may object thereto by written notice to Seller within ten (10) days after Purchaser's initial discovery. If Purchaser fails to so notify Seller, or if the new title matter is not materially adverse (as specified above) or was caused directly or indirectly by Purchaser, then such new title matter shall become a Permitted Encumbrance. If Purchaser properly objects in writing within the ten-day period, Seller shall elect to do one of the following: (i) cause such new exception to be removed;
(ii) indemnify the Title Company against liability from such new exception so that the Title Company insures around such exception; or (iii) indemnify the Purchaser against such new exceptions. Seller shall notify Purchaser of its election at least five days prior to Closing. All title matters accepted or deemed accepted pursuant to Sections 12.1.2 and 12.3 shall become Permitted Encumbrances, regardless of whether or not they are listed on Exhibit "DD".

                  12.1.3 As to the Marketing Sites, Purchaser shall have the option, at Purchaser's expense, to cause to be prepared a current ALTA land title survey ("Survey") of any Marketing Site, prepared by a duly licensed land surveyor and registered professional engineer satisfactory to the Title Company and to Seller. Any Survey must be completed within thirty (30) days after the Effective Date. Upon completion of any Survey, there shall be delivered to Purchaser and Seller three (3) sets each of the Survey plat and to the Title Company one (1) set of the Survey plat. The Survey will show all of the title matters shown on the relevant Title Commitment. The surveyor shall certify the accuracy of said Survey to the Title Company in such form as the Title Company requires for purposes of issuing the ALTA owner's or leasehold policy of title insurance provided for in Section 12.2. Any new title matter meeting the criteria set forth in Section 12.1.2 and arising from a Survey undertaken by Purchaser pursuant to this Section 12.1.3 shall be subject to the same procedures for new title matters specified in Section 12.1.2. Prior to the Effective Date, Seller has caused Surveys of the Refinery and Terminal to be prepared. These Surveys are reflected in the Title Commitments for the Refinery and Terminal.

         12.2 OWNER OR LEASEHOLD POLICIES OF TITLE INSURANCE. At Closing, Seller shall cause the Title Company to issue as to each Real Property being conveyed and transferred by Seller, at Purchaser's expense, title insurance policies consistent with the Title Commitments, (together with any additional Permitted Encumbrances arising pursuant to Sections 12.1, 12.3 and 12.4) so long as Purchaser timely performs all of Purchaser's obligations specified in the Title Commitments.

         12.3 CONVEYANCE OF TITLE; ASSIGNMENT OF LEASEHOLD INTERESTS. At Closing, Seller shall (i) convey to Purchaser, by Corporation Grant Deed in the form of Exhibit "O," Seller's right, title and interest to all Real Property other than leased Real Property and (ii) assign to Purchaser Seller's right, title and interest in all Leased Real Property, and Purchaser shall assume the same, by Assignment and Assumption Agreement in the form attached as Exhibit "H", subject to all Permitted Encumbrances including without limitation:

                  12.3.1 non-delinquent general real estate taxes and personal property taxes for the year of Closing;

                  12.3.2 building and zoning ordinances, laws and regulations applicable to the Real Property;

                  12.3.3 mineral rights reserved by third parties;

                  12.3.4 matters that would be shown in a current survey of the Real Property (as to any Real Property for which a Survey has not been performed);

                  12.3.5 the Remediation Easement provided for in Section 11.6; and

                  12.3.6 rights of any franchisee, subtenant or licensee of Seller occupying any Marketing Asset at the Closing Date, except as provided in
Section 8.2.3 with respect to California-North Marketing Assets.

         12.4 RESTRICTIVE COVENANT. The Real Property on which the Refinery and the Terminal are located will be conveyed subject to the Restriction provided for in Section 11.3.5. The Restriction shall be deemed to be a Permitted Encumbrance.

         12.5 LEASED MARKETING SITES. With respect to the Marketing Assets, prior to the Closing Date, Seller will exercise (i) any purchase options in leases for Leased Marketing Sites, and (ii) any lease renewal options applicable to the Leased Marketing Sites, that will be forfeited if not exercised on or before the Closing Date.

         12.6 THIRD PARTY CONSENTS. If Seller is unable to obtain a third party consent required for transfer of any of the Real Property on commercially reasonable terms, then Seller will deliver substantially equivalent assets to Purchaser.

                                  ARTICLE XIII

                                  RISK OF LOSS

         13.1 REFINERY AND TERMINAL.

                  13.1.1 In the event that prior to the Closing all or any portion of the Refinery or Terminal is damaged or destroyed by fire or other casualty (a "Casualty") or taken by condemnation or eminent domain or by agreement in lieu thereof with any person or entity authorized to exercise such rights (a "Taking"), Seller shall immediately notify Purchaser thereof.

                  13.1.2 In the event of a Casualty or Taking between the Effective Date and Closing, Purchaser's obligation to close hereunder shall not be affected, but Purchaser and Seller shall, before the Closing, negotiate in good faith a reduction of the amount of the Purchase Price to fairly reflect the diminution in the value (including the discounted effect of lost profits in excess of 5% of the Purchase Price directly attributable to the Casualty or Taking) of the Refinery or Terminal caused by the Casualty or Taking. In the event that the parties are unable to negotiate in good faith a resolution of the amount of diminution in value caused by the Casualty or Taking, the parties agree to submit the matter to binding arbitration under the Commercial

Arbitration Rules of the American Arbitration Association in effect on the date of arbitration. In the event of a Casualty or Taking affecting Improvements or equipment described in Attachments III-R and III-T, Seller may, in the alternative, at Seller's option exercised within 14 days of the Casualty or Taking, rebuild, repair or replace the, Improvements or equipment damaged or destroyed by the Casualty or Taking, in which case there shall be no reduction of the Purchase Price.

                  13.1.3 In the event of any reduction in the Purchase Price in connection with a Taking, as provided in Section 13.1.2, Purchaser shall be entitled to collect from any condemnor the entire award(s) that may be made in any such proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Purchaser, Seller shall be entitled to receive from Purchaser all such amounts, up to the amount of such Purchase Price reduction, and Purchaser shall be entitled to the balance (if any) of such award(s). Seller hereby expressly assigns to Purchaser all of its right, title and interest in or to every such award, and also agrees to execute any and all documents that may be required in order to facilitate collection thereof by Purchaser.

                  13.1.4 In the event that Seller exercises the option to rebuild, repair or replace the Improvements or equipment as provided in Section 13.1.2, Seller will indemnify Purchaser for any lost profits in excess of 5% of the Purchase Price directly attributable to the lost capacity or utility of such Improvement or equipment which occurred while Seller was rebuilding, repairing or replacing such Improvements or equipment. In the event that the Parties are unable to negotiate in good faith a resolution of the amount of lost profits caused by such Casualty or Taking and the time period while Seller was rebuilding, repairing or replacing such Improvement or equipment, the Parties agree to submit the matter to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of arbitration.

         13.2 CASUALTY OR TAKING WITH RESPECT TO MARKETING ASSETS.

                  13.2.1 Seller shall give Purchaser prompt notice of (i) any Casualty affecting any of the Marketing Sites between the Effective Date and the Closing Date and (ii) any actual, pending or proposed Taking, of all or any portion of any Marketing Site, or any planned or pending Taking as to which Seller has received written notice from the condemning authority.

                  13.2.2 In the event any Marketing Site suffers damage or destruction subsequent to the Effective Date, but prior to the Closing Date, Seller shall elect either (i) to repair or make adequate provision for the repair of such Marketing Site prior to Closing or (ii) to reduce the Purchase Price by an amount agreed upon by Seller and Purchaser to represent the reduction in the real estate value of the Marketing Site by reason of the Casualty.

                  13.2.3 If after the Effective Date and prior to the Closing Date, there shall occur a Taking, the Closing shall take place as to such Marketing Site as provided herein without abatement of the Purchase Price, and there shall be assigned to Purchaser at the Closing all interest of Seller in any award which may be payable to Seller on account of such Taking.

                  13.2.4 If prior to the Closing Date, Seller shall receive written notice of a planned or threatened Taking of all or part of any Marketing Site, the Closing shall take place as to such Marketing Site as provided herein without abatement of the Purchase Price, and there shall be assigned to Purchaser at Closing all interest of Seller in any award which may be payable to Seller on account of such Taking.

         13.3 RISK OF LOSS. Subject to this Article XIII, Seller shall retain the risk of loss or damage with respect to each of the Assets until title passes, which shall occur on the Closing Date.

                                   ARTICLE XIV

                                DEFAULT; REMEDIES

         14.1 PURCHASER'S DEFAULT. In the event of material non-performance, material default or material breach of this Agreement by Purchaser that results in the failure to consummate this Agreement (a "Default"), then Seller may at its sole option take any of the following courses of action:

                  14.1.1 terminate this Agreement and draw upon the Earnest Money Deposit, as liquidated damages, as follows:

                  IF PURCHASER DEFAULTS IN ITS OBLIGATION TO PURCHASE THE ASSETS ON OR BEFORE THE CLOSING DATE, THEN PURCHASER AND SELLER AGREE THAT SELLER WILL INCUR DAMAGES BY REASON OF SUCH DEFAULT WHICH ARE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN. PURCHASER AND SELLER, IN A REASONABLE EFFORT TO ASCERTAIN SELLER'S DAMAGES, HAVE AGREED BY PLACING THEIR INITIALS BELOW THAT THE EARNEST MONEY DEPOSIT PLUS INTEREST ACCRUED ON IT SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER'S DAMAGES UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1671. ACCORDINGLY, IF PURCHASER DEFAULTS IN ITS OBLIGATION TO PURCHASE THE ASSETS, SELLER SHALL HAVE THE RIGHT TO RETAIN AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES.

                  THE ABOVE LIQUIDATED DAMAGES PROVISION SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER'S DEFAULT IN ITS OBLIGATION TO PURCHASE THE ASSETS ON OR BEFORE THE CLOSING DATE.

                  THE ABOVE LIQUIDATED DAMAGE PROVISION SHALL NOT APPLY TO NOR LIMIT (a) ANY INDEMNITY PROVISIONS AND DAMAGES RECOVERABLE BY SELLER UNDER THIS AGREEMENT, (b) ANY OF SELLER'S RIGHTS OR REMEDIES AS AGAINST PURCHASER FOR ANY BREACH ON OR BEFORE THE CLOSING DATE, NOR (c) ANY OF SELLER'S RIGHTS OR REMEDIES SPECIFIED IN SECTION 14.1.3, IN

EACH CASE, THAT ARE NOT RELATED TO PURCHASER'S DEFAULT IN IT'S OBLIGATION TO PURCHASE THE ASSETS.


-------------------                                      -----------------------
Initials for Seller                                      Initials for Purchaser;

or

                  14.1.2 enforce specific performance of this Agreement and the transaction provided for herein according to the terms hereof by all means available at law or in equity.

                  14.1.3 In the event Seller elects first to enforce this Agreement by specific performance and at any time during pursuit of enforcement elects not to pursue specific performance, Seller shall be entitled to pursue its remedies under Subsection 14.1.1 as if it had elected to do so as above set forth, and such subsequent election to pursue its courses of action under Subsection 14.1.1 shall be deemed to be an election of remedies at that time and not before.

         14.2 SELLER'S DEFAULT. In the event of material non-performance, material default or material breach of this Agreement by Seller that results in the failure to consummate this Agreement (a "Default"), then Purchaser may at its sole option, as its exclusive remedies, take any of the following courses of action:

                  14.2.1 file suit against Seller for damages; or

                  14.2.2 enforce specific performance of this Agreement and the transaction provided for herein according to the terms hereof by all means available at law or in equity.

                  14.2.3 In the event Purchaser elects first to enforce this Agreement by specific performance and at any time during pursuit of enforcement elects not to pursue specific performance, Purchaser shall be entitled to pursue its remedies under Section 14.2.1 as if it had elected to do so as above set forth, and such subsequent election to pursue its courses of action under Sections 14.2.1 shall be deemed to be an election of remedies at that time and not before.

                                   ARTICLE XV

                    CHANGES IN REPRESENTATIONS AND WARRANTIES

         If either Seller or Purchaser discovers on or before the Closing that any representation or warranty made by it or the other party was or becomes not true and correct in any material respect, it shall so notify the other party. In the case of any such change in the representations or warranties by Seller, if the cumulative changes so made would adversely affect the fair market value of the Assets by 0.5% or more of the Purchase Price, Purchaser may object thereto by written notice to Seller within ten (10) days after receipt of the notice. If such objection notice is not given within the ten (10) day period, or the cumulative changes do not have such adverse effect, then such change shall not give rise to any right or remedy and may be reflected in the certificate given at Closing under Section 6.2.3.3. If such objection notice is timely given and the effect of the cumulative changes on the fair market value of the Assets exceeds such amount, and Seller determines that it cannot cure such adverse effect prior to Closing by using commercial reasonable efforts, then the parties shall negotiate in good faith a reduction of the Purchase Price to fairly reflect the impact of the change on the fair market value of the Assets. If, despite their good faith efforts, the parties are unable to agree on a reduction of the Purchase Price prior to Closing, then Seller shall indemnify Purchaser the effect of the change under
Article XVI.

                                   ARTICLE XVI

                                 INDEMNIFICATION

         16.1 INDEMNIFICATION OBLIGATIONS. Seller and Purchaser ("Indemnitors") each shall defend, indemnify and hold harmless the other, its successors, assigns, directors, employees, subsidiaries, Affiliates and agents ("Indemnitees"), from and against each and every Loss, which results from, arises out of or is attributable in any way to any of the following:

                  16.1.1 claims expressly assumed or retained by the Indemnitor pursuant to this Agreement;

                  16.1.2 claims with respect to brokers, finders and agents' fees and commissions in connection with the transaction contemplated in this Agreement asserted by any person on the basis of any statement, instrument or agreement alleged to have been made by the Indemnitor;

                  16.1.3 subject to Articles XV and XXXII, any representation or warranty made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing which are misleading or untrue in any material respect; or

                  16.1.4 any breach of the obligations, covenants or agreements made by the Indemnitor in this Agreement.

         16.2 PROCEDURES.

                  16.2.1 In the event that any officer or registered agent of Indemnitee receives actual notice of any written claim by a third person giving rise to a right of indemnification of such party hereunder, the Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the Indemnitor setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor. If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent the Loss is attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent the Loss is not attributable to such failure.

                  16.2.2 The Indemnitor shall be solely responsible for selecting the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee's behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters. The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee's employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, the Indemnitor reimbursing the Indemnitee with respect to the cost of any such access. The Indemnitee shall have the right, but not the duty, to participate with attorneys of its own choosing, at its own expense, in the defense of any Loss for which the Indemnitor is obligated to defend and indemnify it, and to approve any settlement that affects it, without relieving the Indemnitor of any obligations hereunder

                  16.2.3 When any Loss results from, relates to, or arises out of the conduct of both Seller and Purchaser, the parties shall indemnify each other in proportion to their respective share of such Loss.

         16.3 CERTAIN LIMITATIONS. Notwithstanding anything to the contrary in this Article XVI or elsewhere in this Agreement, neither party will have any obligation with respect to Losses as a result of breaches of representations or warranties hereunder unless (i) the aggregate amount of such Losses as a result of breaches of representations or warranties hereunder exceeds or is reasonably expected to exceed $1,000,000, in which case only the excess shall be subject to indemnification under this Article XVI, and (ii) written notice of such Loss, in reasonable detail, is delivered to the Other Party within 12 months of Closing. In no event will any party be liable under this Agreement for punitive, consequential or incidental damages.

                                  ARTICLE XVII

                                     RECORDS

         17.1 SELLER'S RIGHTS TO RECORDS. Seller shall have the right to remove and retain any records of the Assets for which it has, or may have, any business, technical or legal need, provided that Seller will provide, or allow Purchaser to make, copies of any such records which Purchaser reasonably needs for the continuing operation of the Assets. To the extent that those records, or any other information made available to Purchaser before or after the Closing, contain proprietary business or technical information of Seller or its Affiliates, Purchaser agrees to hold such records in confidence and limit their use to the Assets.

         17.2 PRESERVATION OF RECORDS. Purchaser and Seller shall not destroy or otherwise dispose of any records acquired, removed, or retained hereunder for a period of five (5) years following the Closing Date or such longer period as required by applicable regulations, laws, statutes, or court orders (except as to tax records, for which the period shall be seven years), except upon 30 days prior written notice to the other party. During such five-year period, each party shall make such records available to the other party or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with the record holder's business operations.

                                  ARTICLE XVIII

                     SELLER'S ACCESS TO ASSETS AFTER CLOSING

         In addition to the right of access provided in Article XI, Purchaser shall afford duly authorized representatives of Seller reasonable access to the Assets with respect to any legal, technical or operational matter relating to Seller's obligations under this Agreement, or Seller's operation of the Assets before Closing, including without limitation removal of any Excluded Property from the Assets, provided that Seller gives Purchaser reasonable prior notice, and provided further that Seller's access does not unreasonably interfere with Purchaser's normal operations. It is understood and agreed that Seller shall remove all Excluded Property from the Assets prior to the Closing, or, if necessary, as soon as practicable thereafter. Access to the Marketing Sites for purposes of environmental evaluation shall be governed by Article XI.

                                   ARTICLE XIX

                             PURCHASER'S INSPECTIONS

         19.1 ACCESS TO REFINERY AND TERMINAL. Prior to the Effective Date, and subject to an Access Agreement in the form attached hereto as Exhibit "D", Seller has given to Purchaser and its representatives access, during normal business hours, to the Refinery and to the Terminal, and Purchaser has conducted all invasive testing or sampling, if any, it desires. Subsequent to the Effective Date, but prior to the Closing, Seller will, subject to such Access Agreement, permit Purchaser and its representatives access, during normal business hours, to the Refinery and Terminal to make, or cause to be made, such further investigations of the Refinery, the Terminal and their respective Operations, not involving invasive testing or sampling, as Purchaser considers necessary or advisable. Purchaser's right of access shall be subject to the following conditions: (i) Purchaser shall give reasonable prior notice, (ii) such investigation shall not unreasonably interfere with normal operations of Seller, or with Seller's ongoing Corrective Action at the Refinery and the Terminal, and (iii) Seller shall have the right to accompany Purchaser and its representatives during any such inspection. Seller also agrees to make available to Purchaser, prior to the Effective Date, all such documents and copies of documents and information with respect to the Refinery, the Terminal and their respective Operations as Purchaser from time to time reasonably may request.

         19.2 ACCESS TO MARKETING ASSETS. At times mutually agreed by the parties, Purchaser may inspect each of the Marketing Sites, personally or through agents, employees, contractors, or subcontractors, at Purchaser's expense, to ensure that the equipment necessary for the operation of the Marketing Sites as contemplated hereunder (defined as product dispensers,


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


pumps, air compressors, lifts, convenience store coolers, and air conditioners) ("Major Equipment") is present and in proper working order. Seller's representatives may attend all such inspections. If Purchaser determines from its inspections that any of the Major Equipment is missing or in need of repair, Purchaser shall notify Seller and Seller shall either replace or repair such items prior to the Closing Date with items of equivalent utility, value and quality which reasonably are acceptable to Purchaser, at Seller's expense.

         19.3 POST CLOSING INSPECTION OF MARKETING ASSETS. Within three business days after the Closing, Purchaser shall have the right to inspect each Marketing Site to determine whether the Major Equipment is missing or in need of repair; and whether any previously identified repairs or replacements were made pursuant to Section 19.2. Seller's representatives shall be afforded the opportunity to attend such inspection. To the extent that Purchaser reasonably determines from such inspections that any Major Equipment is still missing or is in need of repair, and so notifies Seller, Seller shall either replace or repair such items at its expense. If Purchaser does not conduct such inspection of any Marketing Site within three business days after the Closing, Seller shall not be obligated to replace or repair any Major Equipment.

         19.4 MAINTENANCE OF EQUIPMENT. None of the equipment and personal property listed in Attachments III-R and III-T or Major Equipment and personal property on any Marketing Site shall be disposed of or otherwise removed from the Assets on or after the Effective Date, except as may be agreed in advance by the parties. Seller agrees to maintain all equipment listed on Attachments III-R and III-T, and Major Equipment on the Marketing Sites to be transferred to Purchaser, in accordance with Seller's usual maintenance practices and to transfer such equipment to Purchaser at the Closing in proper working condition, subject to reasonable wear and tear.

         19.5 PURCHASER'S RIGHT TO INSTALL EQUIPMENT ON MARKETING SITES. Subject to the legal rights of Seller's franchisees, Purchaser shall have the right, after the Effective Date, personally or through agents, employees, contractors, or subcontractors, to enter the Marketing Sites, at Purchaser's expense and at such times as are reasonably acceptable to Seller, to install point of sale equipment, telephone lines and other equipment as needed to effect an orderly transition of operations after the Closing Date. Purchaser shall make reasonable efforts not to disrupt existing operations on the Marketing Sites. In the event that Closing does not occur and Purchaser has installed equipment on any Marketing Site in accordance with this Section, Purchaser shall, at Seller's option: (1) remove the equipment installed by Purchaser and restore the Marketing Site to its original condition at Purchaser's sole cost; or (2) transfer to Seller for no consideration, without warranty, express or implied, title to any equipment installed by Purchaser, after which Seller shall be solely responsible therefor.

         19.6 PURCHASER'S ENTRY SHALL BE AT PURCHASER'S SOLE RISK. Each entry by Purchaser or its representatives onto the Refinery, Terminal or Marketing Sites shall be at Purchaser's sole risk and Purchaser shall defend, indemnify and hold Seller harmless against all claims, losses, liabilities, costs and expenses arising from or in connection with such entry. If Purchaser conducts any tests or causes any such tests to be conducted at any of the Assets, Purchaser agrees to restore each such Asset to the condition existing immediately prior to such tests. Purchaser


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


shall promptly provide Seller, at no cost to Seller, with copies of the results or reports of any inspection, review or test conducted with regard to the Assets by, or at the request of, Purchaser.

                  19.6.1 NOTWITHSTANDING THE FOREGOING, PURCHASER AGREES THAT IT CANNOT AND WILL NOT RELY ON ANY FACT, CONDITION, OR STATEMENT MADE DURING ITS ACTIVITIES CONDUCTED PURSUANT TO THIS SECTION UNLESS SUCH FACT, CONDITION, OR STATEMENT IS REDUCED TO WRITING AND RATIFIED BY THE SELLER PRIOR TO CLOSING.

                                   ARTICLE XX

                             OPERATIONS AND ACTIONS

         20.1 GENERAL. Except as contemplated in, or provided for by, this Agreement or as required by any applicable law, from the Effective Date until the Closing Date, Seller agrees and covenants that (a) the business operations of the Assets shall be conducted, only in the ordinary course of business, and
(b) without limiting the foregoing, Seller shall not (i) sell, mortgage, or otherwise transfer or convey any material portion of the Assets, (ii) except in the ordinary course and consistent with past practice in the conduct of the business operations of the Assets, amend, modify, terminate or suspend any of such operations (except in immaterial respects); or (iii) except in the ordinary course and consistent with past practice in the conduct of such operations, waive or relinquish any right (except in immaterial respects) under any Contract, Permit or applicable law.

         20.2 OPERATION PENDING CLOSING. With respect to the Marketing Assets, between the Effective Date and the Closing Date, Seller shall not permanently close any of the service stations on the Marketing Sites, without the approval of Purchaser, except for any termination or non-renewal of any Fee & Lease Dealer Agreement for any reason permitted by the PMPA. Notwithstanding the foregoing, Seller may close any service station temporarily to change the franchisee at the Marketing Site, and to repair or rebuild the improvements therein. Seller will use reasonable commercial efforts to maintain the current operations on, and the repair and maintenance of, the Marketing Sites between the Effective Date and the Closing Date.

                                   ARTICLE XXI

                                    PUBLICITY

         At all times prior to the Closing, neither party will make any press release or other public statement concerning this Agreement or the transactions contemplated hereby, or disclose the terms hereof or thereof to any third party, except upon mutual agreement, or as required by law or regulation, or in connection with any Permit application in furtherance of this Agreement. No public statement or third-party disclosure will be made without advance notice to the other party.


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
                                  ARTICLE XXII

                             EMPLOYEES AND BENEFITS

     22.1 PURCHASER OBLIGATION TO SELLER'S EMPLOYEES.

          22.1.1 Purchaser shall offer employment as of the Closing Date to all employees of Seller assigned to the California Refining and Marketing Assets, as referred to on Schedule 22.1.1, except any employees previously employed by Purchaser who are not eligible for rehire under Purchaser's policies, at substantially the same salaries or wages, including executive incentive and bonus payments, as were paid by Seller immediately prior to the Closing Date. Seller shall use its best efforts to retain all employees to be hired by Purchaser in their current positions up to the Closing Date. Purchaser shall keep on its payroll all such employees, except for those employees who voluntarily leave, are terminated due to death or disability, or are discharged for cause, for at least twelve (12) months after the Closing Date. Purchaser shall keep on its payroll all employees, except for those employees who voluntarily leave, are terminated due to death or disability, or are discharged for cause, who, as of the Closing Date, , are within five (5) years of being eligible to retire under Seller's benefit plans, at least until such employees meet the requirements for eligibility for retirement under Purchaser's benefit plans. For purposes of this Section 22.1.1, "cause" shall include (i) any meaning ascribed to "cause" under California law, (ii) the commission of an illegal act, (iii) negligence or willful misconduct in carrying out (or failing to carry out) the employee's duties or responsibilities, (iv) failure to comply with any of Purchaser's existing business conduct policies, and (v) any other violation of Purchaser's policies or practices that could have resulted in termination of such employee.

          22.1.2 Purchaser shall offer employment to each inactive employee of Seller listed on Schedule 22.1.2 who applies for employment with Purchaser within one hundred eighty (180) days from the date of commencement of disability or fourteen (14) days from the scheduled return date for such Employee as shown on Schedule 22.1.2, whichever is later.

     22.2 VACATION LIABILITY. Purchaser shall assume liability as of the Closing Date for the vacation entitlement (except for unused 1999 vacation carryover that shall be paid by Seller) that each employee of Seller who becomes an employee of Purchaser has accrued as reflected on Schedule 22.1.1 (and 22.1.2 to the extent hired by Purchaser). Such vacation entitlement shall include a minimum of two weeks for each employee hired by Seller in the year 2000, who becomes an employee of Purchaser. Purchaser shall pay each such employee's wages or salary during their vacation entitlement from Purchaser, when taken. If an employee with accrued vacation terminates employment with Purchaser during the year 2000 with vacation entitlements remaining, Purchaser shall pay such employee a lump sum in cash equal to such vacation entitlement.

     22.3 BENEFIT LEVEL. From the Closing Date through the first anniversary thereof, Purchaser shall provide employees with employee benefits set forth on
Schedule 22.3, which benefits (based on the employer contribution and determined separately for exempt salaried and hourly (including non-exempt salaried) employees) shall be substantially comparable in the


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

aggregate to those benefits provided by Seller prior to the Effective Date. In addition, from the first anniversary of the Closing Date and thereafter, employees of Seller who are hired by Purchaser shall be treated no less favorably than similarly situated employees of Purchaser. Nothing in this Agreement shall (i) prevent Purchaser from exercising any reserved right contained in any of its employee benefit plans to amend, modify, suspend, revoke, or terminate any such plan after the first anniversary of the Closing Date, (ii) apply with respect to any equity-based compensation scheme of Purchaser, or (iii) require Purchaser to assume any obligation or liability with respect to any of Seller's existing employee benefits and pension plans, agreements, arrangements, or plans, whether or not subject to ERISA. The terms of Purchaser's benefit plan documents, as amended if necessary to comply with this Agreement, shall govern any benefits to be provided. Nothing in this Agreement shall be construed to be a guarantee of an employee's continued employment with Purchaser.

     22.4 SERVICE CREDIT. Each employee hired by Purchaser shall receive credit for service with the Seller for vesting, eligibility, and benefit level purposes under all of Purchaser's employee benefit plans, policies, and programs.

     22.5 PENSION WRAP AROUND.

         22.5.1 Each employee hired by Purchaser who participated in a defined benefit pension plan sponsored by Seller shall receive credit for benefit accrual purposes under Purchaser's defined pension plans equal to the service credited under Seller's pension plans for benefit accrual purposes. The benefit payable to each such employee from the defined benefit pension plan or plans of the Purchaser (the "Purchaser's Plan Benefit") shall be the greater of:

                22.5.1.1 the difference between 22.5.1.1.1 and 22.5.1.1.2 below, with the remainder actuarially adjusted as provided herein:

                         22.5.1.1.1 the annual benefit earned as of the
employee's retirement date under Purchaser's plan or plans (including service credited by Seller's Plan), calculated as a single life annuity and adjusted by any applicable early retirement reduction factors but not adjusted for any qualified domestic relations order, as defined in Section 414 of the Code ("QDRO"); and

                         22.5.1.1.2 the annual benefit payable under Seller's
plan or plans, calculated as a single life annuity and actuarially adjusted by any applicable early retirement factors as of the employee's commencement date under Purchaser's plan or plans but not adjusted for any QDRO or prior lump sum or other benefit payments; or

                22.5.1.2 The annual benefit earned as of the employee's retirement date under the Purchaser's Plan based solely on service with Purchaser.

Purchaser's Plan Benefit determined in accordance with Section 22.5 and illustrated in Schedule 22.5.1 shall be actuarially adjusted for payment in a form other than single life annuity and the


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

application of any temporary early retirement adjustment. Purchaser shall have the discretion to determine Purchaser's Plan Benefit of each employee in a manner that is consistent with the foregoing.

         22.5.2 The annual benefit payable from Seller's pension plan(s) shall be determined on a projected benefit basis with the amount determined as of the date of commencement of benefits (either from Seller or from Purchaser, as appropriate) rather than on a vested benefit basis as of the Closing Date. Assumptions used to determine the projected benefit amount payable from Seller's plan(s) are listed in Schedule 22.5.2.

     22.6 MEDICAL PLAN AND DENTAL PLAN (ACTIVE & RETIREE). Purchaser shall offer a medical plan and a dental plan as of the Closing Date so as to ensure uninterrupted coverage of all hired employees and eligible dependents referred to in Schedule 22.6. Such medical plan and dental plan shall grant credit for any deductible and co-payment amounts paid by such employees during the applicable plan year, including the Closing Date, and shall not exclude pre-existing conditions to the extent covered under the Seller Plans. Subject to Purchaser's right to amend or terminate its plans after the first anniversary of the Closing Date, Purchaser shall offer benefits under Purchaser's retiree medical plan to employees hired by Purchaser and their dependents, who meet the eligibility requirements of Purchaser's retiree medical plan.

     22.7 SAVINGS PLAN. Purchaser agrees to accept as a plan-to-plan transfer employees' account balances from Seller's savings plans for any employee who so elects. Employee account balances so transferred will include those amounts that are subject to the provisions of Section 401(k) of the Internal Revenue Code ("401(k) assets"). Purchaser agrees to preserve within its savings plan all protected benefits, rights and features attributable to transferred 401(k) assets in accordance with the requirements of Section 411(d)(6) of the Internal Revenue Code. Seller will vest any otherwise not vested amounts in employees' savings plan accounts for those employees who request a plan-to-plan transfer to Purchaser's savings plan. Employees will also have the option to leave their accounts in Seller's savings plan or to request distribution of those portions of the accounts which are currently distributable. Non-vested amounts not transferred to Purchaser's Plan will be subject to forfeiture pursuant to Seller's savings plan provisions. Purchaser will have no obligation with respect to amounts attributable to Seller's savings plan other than acceptance of the plan-to-plan transfers requested by employees and the preservation of the protected benefits, rights and features attributable to transferred 401(k) assets.

     22.8 SEVERANCE. Purchaser shall establish and maintain for a period of twelve (12) months from the Closing Date, a severance program providing to employees it hires from Seller and who leave the employ of Purchaser (other than through death, disability, discharge for cause or the employee's voluntary act), benefits that in the aggregate are at least equal to Seller's Transition Severance Program (a complete and correct copy of which has been provided to Purchaser), without any mitigation.

     22.9 WORKERS' COMPENSATION AND EMPLOYMENT-RELATED CLAIMS. Seller agrees that, with respect to claims for workers' compensation arising out of events occurring prior to the Closing Date and all claims under Seller's employee benefit programs by, or in respect of,


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


persons employed by Seller at the Assets arising out of events occurring prior to the Closing Date, regardless of whether such employment had terminated and regardless of whether such employee is employed by Purchaser, whether reported or unreported as of the Closing Date, and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor, or cause its insurance carriers, if any, to honor, such claims (to the extent and in proportion to any injury incurred prior to Closing) in accordance with the terms and conditions of such programs or applicable workers' compensation statutes, including any construction of such terms or conditions ultimately made by any court or administrative body having jurisdiction therefor. Without limiting the scope of the preceding sentence, Seller shall be responsible for any and all claims and liabilities arising out of or relating to (i) the employment of the employees or any former employees of Seller, (ii) except as provided in Section
22.10 (WARN Act), the discharge by Seller of any such employee or former employee of Seller, and (iii) the provision of any employee benefits to such employees, former employees, retirees, or disabled employees of Seller (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to, by Seller. Purchaser shall assume liability for all workers' compensation claims for industrial injuries and illnesses occurring on or after the Closing Date.

     22.10 WARN ACT. Purchaser acknowledges and warrants to Seller that Purchaser's actions in connection with the transactions contemplated by this Agreement will not result in a "plant closing" or "mass layoff" within the meaning of the WARN Act, and Purchaser shall indemnify Seller against any expense incurred by Seller, including attorneys' fees, if applicable, in connection with the application of the WARN Act to Seller as a result of the transactions contemplated by this Agreement; provided that, prior to Closing, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit," "department" or "service" within a single site of employment, as such terms are used in the WARN Act, within or constituting part of the Assets. Seller represents that none of the Assets have had, and will not have, any such closures or shutdowns within the period of at least ninety (90) days prior to Closing. Seller agrees to not take any action or contribute to any liability of Purchaser under the WARN Act, including, without limitation, not laying off any employee between the Effective Date and Closing, without Purchaser's written consent, provided that Seller may discharge employees for cause or poor employee performance consistent with Seller's practices without such consent.

     22.11 LABOR MATTERS. Except as described in Schedule 22.11 hereto, there are no material labor-related disputes of any kind asserted against Seller in connection with the Operation of any of the Assets pending before or, to Seller's Knowledge, threatened before, any federal, state or local court or agency. With respect to the Assets and except to the extent set forth in
Schedule 22.11: (i) there is no unfair labor practice charge or complaint against Seller actually pending or, to Seller's Knowledge, threatened, before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or, to Seller's Knowledge, threatened against or affecting the Assets; (iii) none of the Operations of any of the Assets have experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years; and (iv) no attempt to organize Employees has resulted in an election within the past three years or, to Seller's Knowledge, is threatened with respect to the Assets. None of the Assets are now, nor at any time within the past three years have been, subject to any collective bargaining agreement, contract, letter of understanding or other similar arrangement with any labor union or organization.

     22.12. ERISA. Schedule 22.12 contains a complete list of each employee benefit plan subject to ERISA (the "ERISA Plans"), any holiday, vacation, Christmas or other bonus practice and any other employee pay practice, arrangement, agreement or commitment not subject to ERISA (the "Payroll Practices/Employee Arrangements") maintained by Seller, or with respect to which Seller has any liability or obligation, whether actual or contingent, with respect to Employees at the Assets or their respective beneficiaries.

         22.12.1 Seller has not taken action which may result in Purchaser being a party to, or bound by, any Seller ERISA Plan, and Purchaser shall have no liability under any Seller ERISA Plan or Payroll Practice/Employee Arrangement following the consummation of the transactions contemplated hereby.

         22.12.2 Seller warrants that no Seller ERISA Plan or other Payroll Practice/Employee Arrangement of Seller has provided, or provides, for the payment of retiree benefits by Purchaser, including any obligation to pay for the cost of any post-retirement health care or life insurance or similar benefit. There have been no failures to provide COBRA Coverages which Sections 601 through 608 of ERISA require under any welfare benefit plans sponsored by Seller. Seller shall provide employees and former employees of the Assets, who are eligible, with COBRA Coverage upon their termination of employment with Seller, upon the Closing or otherwise, according to ERISA requirements. Seller does not and has not contributed to or maintained a "multi-employer plan" (as defined in Section 3(37) of ERISA) relating to any of the Assets.

     22.13 PAY EMPLOYEES UNTIL CLOSING DATE. Seller will pay all wages, salaries and other sums due employees at the Assets other than accrued vacation, and payroll taxes thereon through the close of business on the day prior to the Closing Date.

     22.14 CHANGE IN EMPLOYEE COMPENSATION. Seller will not increase the rate of compensation paid, or pay any bonus, to employees at any of the Assets, except for those increases or bonuses made in the ordinary course of business consistent in all respects with Seller's past practice. Seller agrees to notify Purchaser of any increases or bonuses given.

     22.15 COVENANT NOT TO INTERFERE. Each of Seller and Purchaser hereby covenants and agrees that, unless this Agreement is terminated, for a period of five years after the Closing Date, it will not, whether for its own account or for the account of any other person, endeavor to entice away from the other any person who is an employee of such party with respect to the Assets except with the written permission of such person's employer or as otherwise specifically contemplated by this Agreement.


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


     22.16 TRANSITION OF EMPLOYEES. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the employees who accept employment with Purchaser.

     22.17 FICA WITHHOLDING PROCEDURES. Seller and Purchaser agree to follow, if applicable, the standard procedures outlined in Revenue Procedure 96-60 in preparing 2000 wage and tax statements for employees who accept employment with Purchaser.

                                  ARTICLE XXIII

                 TRANSFER OF PERMITS AND ASSIGNMENT OF CONTRACTS

     23.1 TRANSFER OF PERMITS. It shall be Purchaser's responsibility to obtain the issuance or transfer of all environmental and other Permits; provided, however, that Seller shall cooperate with any efforts of Purchaser to complete the actions required in connection with transferring or obtaining the issuance of all such Permits, including, in the case of the Marketing Assets which are Company Operated Marketing Sites, all operating permits, including beer and wine licenses, where applicable.

     23.2 DELAYS IN TRANSFER OF PERMITS OR ASSIGNMENT OF CONTRACTS. If there are prohibitions against, or conditions to, the conveyance of any Contracts or Permits, without the prior written consent of third parties, then any provision contained in this Agreement to the contrary withstanding, the transfer of title to, or interest in, such Contracts or Permits pursuant to this Agreement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies. When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable law, the assignment of such Contracts or Permits shall become effective automatically as of the Closing Date, without further action on the part of Seller or Purchaser and without payment of further consideration. Each of Seller and Purchaser agrees to use its commercially reasonable efforts to obtain satisfaction of any consent requirement on a timely basis. To the extent that any consent requirement for any Contracts or Permits cannot be obtained, Seller will, upon request of Purchaser, use its commercially reasonable efforts (without infringing upon the legal rights of any outside party or violating any applicable law) to provide Purchaser with the benefits of such Contracts or Permits or equivalent Contracts or Permits effective as of the Closing Date, provided Purchaser assumes all responsibilities and liabilities under any such Contracts or Permits with respect to the period after Closing.

                                  ARTICLE XXIV

                               CERTAIN TAX MATTERS

     24.1 TAXES. As referenced in Section 6.5, ad valorem taxes shall be prorated between the parties at Closing. Seller shall be responsible for Taxes assessed against the Assets, or Refinery and Terminal Inventory, the Marketing Inventory and Merchandise for periods on or before the Closing Date. Purchaser shall be responsible for Taxes assessed against the Assets,

Refinery and Terminal Inventory, Marketing Inventory and Merchandise for all periods after the Closing Date. After the Closing Date, if Purchaser receives a bill for Taxes assessed that includes Taxes for taxable years or taxable periods on or before the Closing Date (including Taxes assessed for portions of taxable years or periods on or before the Closing Date), Purchaser shall pay the bill and invoice Seller for all such Taxes relating to periods prior to the Closing Date. Subject to the proration occurring at Closing, Seller shall promptly reimburse Purchaser upon receipt of such invoice. After the Closing Date, if Seller receives a bill for Taxes assessed against the Assets that includes Taxes for taxable years or taxable periods after the Closing Date (including Taxes assessed for portions of taxable years or periods after the Closing Date), Seller shall pay the bill and invoice Purchaser for all such Taxes relating to periods on or after the Closing Date. Subject to the proration occurring at Closing, Purchaser shall promptly reimburse Seller upon receipt of such invoice.

     24.2 DOCUMENTARY TRANSFER TAXES AND RECORDING FEES.

         24.2.1 Purchaser and Seller each shall pay one half (1/2) of any real estate transfer tax imposed on the consideration from conveyance of Real Property under this Agreement.

         24.2.2 Purchaser and Seller shall share equally the cost of any recording and filing fees imposed in connection with the conveyance of Real Property under this Agreement.

     24.3 OTHER TAXES.

         24.3.1 Seller shall collect from Purchaser applicable sales, use, and any similar taxes (including but not limited to excise taxes on motor fuels and other refined products) imposed on the sale or licensing of property or the providing of services under this Agreement or any agreement incorporated by reference. It is understood between Seller and Purchaser that the consideration from the sale of Seller's tangible personal property may be exempt from California sales tax as sale for resale as defined under California Revenue and Taxation Code Sections 6091-6092. Seller and Purchaser agree to cooperate with each other to the extent possible to substantiate any values or claimed exemptions as required by the State of California. Purchaser shall provide to Seller at Closing a Resale Exemption certificate regarding the Refinery and Terminal Inventory and Marketing Inventory.

         24.3.2 Purchaser shall reimburse Seller for any sales, use, gross receipts, or excise taxes or any environmental fees previously paid by Seller with respect to any inventories sold to Purchaser.

         24.3. 3 Seller and Purchaser will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of Returns, or the conduct of an audit or other proceeding in respect of Taxes.


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


                                   ARTICLE XXV

                       GUARANTY OF PURCHASER'S OBLIGATIONS

     As an inducement for Seller to enter into this Agreement with Purchaser, Valero Energy Corporation, a Delaware, ("Guarantor") unconditionally guarantees to Seller the full and prompt payment and performance by Purchaser of all obligations of Purchaser under this Agreement and any documents or instruments delivered pursuant hereto including, but not limited to, Purchaser's obligations to indemnify Seller. Purchaser agrees that Valero Energy Corporation shall execute and deliver at the Closing a Guaranty Agreement in substantially the form of Exhibit "V" hereto.

                                  ARTICLE XXVI

                                   BULK SALES

     Seller and Purchaser agree to waive compliance with any applicable bulk sales laws. Seller agrees to indemnify and hold Purchaser harmless from and against, and pay, any and all claims arising out of or resulting from any failure to comply with or perform any action in connection with such bulk sales provisions as they apply to the transfer of Assets consistent with this Agreement. Seller shall comply with the bulk sales tax notice requirement of the State of California.

                                  ARTICLE XXVII

                                   ASSIGNMENT

     27.1 LIMITATION ON ASSIGNMENT. Subject to Section 27.2 hereof, this Agreement may not be assigned by either party, in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     27.2 ASSIGNABILITY TO AFFILIATES. Seller and Purchaser may each assign this Agreement, in whole or in part, to one or more of their respective Affiliates, upon prior notice to the non-assigning party; provided, that the non-assigning party may require as a condition of such assignment that the assigning party reasonably demonstrate and/or assure the assignee's financial and technical capability to perform its proposed obligations hereunder. Any attempted assignment of this Agreement in violation of this Section 27 shall be null and void.

     27.3 SCOPE OF PERMITTED ASSIGNMENTS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, except that any such assignment shall not relieve the assigning party of its obligations hereunder. This agreement is not intended to, and does not create, any rights in any third parties.

                                 ARTICLE XXVIII

                               LIKE-KIND EXCHANGE

     The parties agree that either party may use a qualified intermediary, as such term is defined under Treasury Regulation Section 1.1031(k)-1(g)(4) ("Qualified Intermediary"), for purposes of consummating the transactions contemplated by this Agreement and effecting a like-kind exchange of property pursuant to and in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. Purchaser acknowledges that Seller may identify a Qualified Intermediary within ten (10) days of the Closing Date, for purposes of consummating a like-kind exchange under this Agreement, its right under this Agreement to receive, pledge, borrow or otherwise obtain the benefits of the Purchase Price (all other rights, remedies, liabilities and obligations arising under this Agreement are retained by Seller). If Purchaser desires to use a Qualified Intermediary, it shall give written notice to Seller at least ten (10) days prior to the Closing Date of its intention to do so, and such notice shall identify such Qualified Intermediary. The parties agree to execute such agreements and other documents as may be necessary to complete and otherwise effectuate the like-kind exchange, provided that: (a) a party's obligations hereunder shall not be increased; (b) such documents shall not modify a party's representations, warranties or obligations hereunder; (c) the Purchase Price paid by Purchaser shall not be different from that which Purchaser would have paid pursuant to Section 3.1; (d) a party shall not incur any additional cost, expense or liability as a result of its cooperation in such exchange, and (e) Seller shall indemnify and hold harmless Purchaser for additional expenses, including, but not limited to, taxes and closing costs, and any cost or expense (including reasonable counsel fees) which Purchaser may sustain or become subject to as a result of the Purchase Price being paid to an intermediary party rather than to Seller and the intermediary's subsequent use of the Purchase Price.

                                  ARTICLE XXIX

                                    PAYMENTS

     29.1 Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

     29.2 Any amount not paid by either party when due hereunder shall bear interest from the date upon which payment was due through the date of payment at a rate equal to one percent (1%) above the prime rate of interest as announced by Chase Manhattan Bank N.A. in New York City from time to time.

                                   ARTICLE XXX

                                     NOTICES

     30.1 NOTICES. All notices or other communications required hereunder shall be in writing, shall be addressed as specified below and shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar overnight service, or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient's normal working hours, in which case such notice shall be deemed given at the start of recipient's next business day), immediately followed by U.S. posting, postage prepaid.


            Seller                                                  Purchaser
Mail:       ExxonMobil Refining & Supply Co.            Mail:       Valero Refining Company -
            3225 Gallows Road                                       California
            Room 5C-012                                             One Valero Place
            Fairfax, VA 22037                                       San Antonio, Texas 78212
            Attn: Don H. Daigle                                     Attn: Martin E. Loeber
            Refining Director, Americas
Facsimile:    703-846-3551                              Facsimile:    210-370-2490
Phone:        703-846-1241                              Phone:        210-370-2042


Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change.

                                  ARTICLE XXXI

                                   AMENDMENTS

     This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.

                                  ARTICLE XXXII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties of the parties contained in this Agreement shall survive for a period of one (1) year following the Closing Date. No claim, for indemnity or otherwise, with respect to any representation or warranty shall be brought unless notice of such claim is given to the party making such representation or warranty on or before the end of such survival period. It is the parties' intent that such surviving representations and warranties shall not merge in the Closing or in the conveyancing instruments delivered at the Closing.

                                 ARTICLE XXXIII

                          EXCUSED DELAY IN PERFORMANCE

     EXCUSED PERFORMANCE. The performance by either party of any of its obligations set forth in this Agreement shall not be deemed untimely to the extent any late performance is due to acts of God, acts of war, civil disturbance, acts of government (including, but not limited to, governmental or court orders), strikes or other labor disputes (the settlement of which shall be totally within the discretion of the party having the difficulty) or any other act or event beyond the reasonable control of the affected party; provided, however, that the affected party is taking all reasonable steps to perform and promptly notifies the other party of the details of such occurrence; and provided further that the time for the performance of any undertaking shall not be extended or any failure to perform excused for more than sixty (60) days pursuant to this Article without the mutual consent of the parties.

                                  ARTICLE XXXIV

                          GENERAL; ADDITIONAL COVENANTS

     34.1 ENTIRE AGREEMENT. This Agreement, including all of the Attachments, Exhibits and Schedules hereto, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter.

     34.2 CONSTRUCTION. Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise.

     34.3 CAPTIONS. The captions used in connection with the Articles and Sections of this Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Agreement. Any references to "Articles", "Sections", "Attachments", "Exhibits", and Schedules" are to Articles, Sections, Attachments, Exhibits, and Schedules of this Agreement.

     34.4 ATTACHMENTS, EXHIBITS AND SCHEDULES. Each Attachment, Exhibit, and Schedule referred to herein is incorporated into this Agreement by such reference.

     34.5 SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

     34.6 NO WAIVER. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

     34.7 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARY. This Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective successors and assigns. Except as otherwise provided herein, nothing in this Agreement will be construed as conferring upon any person or entity other than Purchaser and Seller, and their respective successors in interest, any right, remedy or claim under or by reason of this Agreement.

     34.8 GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York. Notwithstanding the foregoing sentence, matters relating to real estate law and local and state environmental law shall be construed and enforced in accordance with the laws of the State of California. The parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of this Agreement, except for those matters over which that Court does not have subject matter jurisdiction. Where the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the Parties irrevocably submit to the exclusive jurisdiction of the Supreme Court of New York County, New York.

     34.9 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT (a) KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY AND (b) ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

     34.10 BEST EFFORTS; TIME OF ESSENCE. Except as otherwise specifically provided herein, Purchaser and Seller shall each use its best efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical. Time is of the essence with respect to the Closing of this Agreement.

     34.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed by both parties and delivered shall be deemed to be an original. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts.

     34.12 CONFIDENTIALITY. The parties acknowledge that they are bound by the terms of the Confidentiality Agreement dated October 21, 1999 between Seller and Purchaser. In addition, Seller and Purchaser agree that they will keep confidential and not disclose to a third party any of the terms or provisions of this Agreement for a period of four years after the Closing Date, except for disclosure of information that:

         34.12.1 is or becomes publicly available by other than unauthorized disclosure;

         34.12.2 is made pursuant to the requirement or request of a Governmental Authority of competent jurisdiction to the extent such disclosure is required by a valid law or Order, and sufficient notice is given by the disclosing party to the other party to permit the other party to seek an appropriate protective order or exemption from such requirement or request, if it so desires. If such protective order or other remedy is not obtained, or if the other party waives compliance with the provisions of this Section 34.12.2 for this purpose, the disclosing party shall furnish only that portion of the information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the information by the Governmental Authority.

         34.13 EXTENSIONS OF TIME; WAIVER. It is agreed that any party to this Agreement may extend time for performance by any other party hereto or waive the performance of any obligation of any other party hereto or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.

         34.14 FURTHER ASSURANCES. Purchaser and Seller shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto.

         34.15 NO PRESUMPTION AGAINST DRAFTER. Purchaser and Seller have each fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either party by virtue of the fact that its representative has authored this Agreement or any of its terms.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.


ATTEST:                                 EXXON MOBIL CORPORATION


                                        By:
-----------------------------------        ------------------------------------
Assistant Secretary                            Vice President


ATTEST:                                 VALERO REFINING COMPANY-CALIFORNIA


                                        By:
-----------------------------------        ------------------------------------
Assistant Secretary                            Vice President



ATTEST:                                 [Guarantor]
                                        VALERO ENERGY CORPORATION
                                        (with respect to Article XXV only)

                                        By:
-----------------------------------        ------------------------------------
Assistant Secretary                            Vice President

The following are lists of Attachments, Exhibits, and Schedules that have been omitted from the Company's filing of this Report. The Company agrees to furnish supplementally a copy of any omitted Attachment, Exhibit, or Schedule to the Commission upon request.


                                   ATTACHMENTS


Attachment I-R, I-T, I-M-1, I-M-2:          Legal description of Real Property for Refinery,
  (Section 2.1.1, Section 2.2.2)            Terminal, California-North Marketing Assets, California-South
                                            Marketing Assets

Attachment II-R, II-T, II-M:                Improvements located on the Real Property
  (Section 2.1.2, Section 9.6.1)

Attachment III-R, III-T, III-M:             Personal Property
  (Section 2.1.3, Section 9.7)

Attachment IV-R, IV-T, IV-M:                DELETED

Attachment V-R, V-T, V-M:                   Contracts
  (Section 2.1.5, Section 9.11.1)

Attachment VI-R, VI-T:                      Refinery and Terminal Permits
  (Section 2.1.6)

Attachment VII                              DELETED

Attachment VIII-M                           Marketing Permits
  (Section 2.2.8)

Attachment IX-R, IX-T, IX-M:                Excluded Property
  (Section 2.3.7)

Attachment X-R, X-T, X-M:                   Improvements, Equipment or Inventory NOT
  (Section 2.3.8)                            owned by Seller

Attachment XI                                DELETED
  (Section 5.5)

Attachment XII:                             A.   Refinery and Terminal Inventory Quantification
  (Section 6.4.1)                                Procedures
                                            B.   Inventory Valuation Protocol

                                    EXHIBITS

Exhibit "A-1"                       Fee Dealers (Section 2.2.2.1)

Exhibit "A-2"                       Lease Dealers (Section 2.2.2.1)

Exhibit "B"                         Distributors (Section 2.2.2.2)

Exhibit "C"                         Current balances, Distributors' loans/reimbursement agreements
                                    (Section 2.2.6)

Exhibit "D"                         form of Access Agreement (Section 5.1.1)

Exhibit "E"                         form of Hold Harmless and Indemnity Agreement (Section 5.1.2)

Exhibit "F-R, F-T, F-M"             form of Assignment and Assumption of Permits and Contracts
                                    (Section 5.1.3)

Exhibit "G"                          DELETED

Exhibit "H"                         form of Assignment and Assumption of Lease Agreement
                                    (Section 5.1.5)

Exhibit "I"                         DELETED

Exhibit "J"                         form of Supply Agreement (Section 5.2.1)

Exhibit "K"                         form of Branded Marketer Agreement (Section 5.2.2)

Exhibit "L-1"                       form of License Agreement (Section 5.3.1)

Exhibit "L-2"                       form of Technology Assistance Agreement (Section 5.3.2)

Exhibit "L-3"                       List of Third Party Technology (Section 5.3.3)

Exhibit "M"                         Crude Supply Agreements (Section 5.4)

Exhibit "N "                        Transition Services Agreement (Section 5.5)

Exhibit "O"                         form of Corporation Grant Deed (Section 6.2.1 and 6.2.2.1)

Exhibit "P"                         form of Bill of Sale (Section 6.2.1.2 and 6.2.2.3)

Exhibit "Q"                         DELETED



Exhibit "R"                         DELETED

Exhibit "S"                         form of assignment of Franchise Agreements
                                    (Section 6.2.2.4)

Exhibit "T"                         form of FIRPTA Affidavit (Section 6.2.3.4)

Exhibit "U"                         California Form 590E (Section 6.2.3.4)

Exhibit "V"                         form of Guaranty (Section 6.3.4)

Exhibit "W"                         DELETED

Exhibit "X"                         form of release of remediation liabilities (Section 11.3.1.2)

Exhibit "Y"                         form of Restriction (Section 11.3.5)

Exhibit "Z"                         form of Remediation Easement (Section 11.3.6)

Exhibit "AA"                        Marketing Site Acquired From Other Responsible Party
                                    (Section 11.4.15)

Exhibit "BB"                        Marketing Sites Acquired From Other Responsible Parties
                                    (Section 11.4.16)

Exhibit "CC"                        Title Commitments(Section 12.1.1)

Exhibit "DD"                        Permitted Encumbrances (Section 12.1.1)

Exhibit "EE"                        DELETED

                                    SCHEDULES

SCHEDULE 1 - P           List of Purchaser's Employees with actual knowledge
                         (Article I )

SCHEDULE 1 - S           List of Seller's Employees with actual knowledge
                         (Article I )

SCHEDULE 2.2.10          Rent Abatement, Imaging Rebate and Other Brand Program and Service
                         Agreements

SCHEDULE 9.3             Consents required by Seller
                         (Section 9.3)

SCHEDULE 9.4             No Breach Exceptions (Seller)
                         (Section 9.4)

SCHEDULE 9.5             Issues Involving Real Property Leases (validity, assignability, etc.)
                         (Section 9.5)

SCHEDULE 9.6.1           Issues Involving Improvements
                         (Section 9.6.1)

SCHEDULE 9.6.2           Major Capital Projects (including delays, modifications, etc.)
                         (Section 9.6.2)

SCHEDULE 9.7             Equipment Issues (title, liens, encumbrances)
                         (Section 9.7)

SCHEDULE 9.8             Issues Involving Compliance with Laws
                         (Section 9.8)

SCHEDULE 9.9             Environmental Liabilities which would adversely interfere with operation of Refinery and Terminal
                         (Section 9.9)

SCHEDULE 9.11            Issues Involving Contracts (enforceability, material defaults, etc.)
                         (Section 9.11)

SCHEDULE 9.12            Pending Actions and Proceedings (over $100K, environmental laws, injunctive relief, eminent domain, restrain or prohibit this Agreement)
                         (Section 9.12)

SCHEDULE 9.13            Changes Made to Facilities
                         (Section 9.13)


SCHEDULE 10.3            Consents Required by Purchaser
                         (Section 10.3)

SCHEDULE 10.4            No Breach Exceptions (Purchaser)
                         (Section 10.4)

SCHEDULE 10.5            Pending Actions and Proceedings (to restrain or prohibit this Agreement)
                         (Section 10.5)

SCHEDULE 11.3.1.1.4      Listed Disposal Sites

SCHEDULE 11.4.1          Marketing Sites with Covered Contamination

SCHEDULE 22.1.1          Seller's Active Employees
                         (Section 22.1.1)

SCHEDULE 22.1.2          Seller's Inactive Employees
                         (Section 22.1.2)

SCHEDULE 22.3            Benefits

SCHEDULE 22.5.1          Purchaser's Plan Benefit

SCHEDULE 22.5.2          Projected Benefit Assumptions

SCHEDULE 22.6            Medical Plan:  Hired employees and eligible dependents
                         (Section 22.6)

SCHEDULE 22.7            Non-Vested Company Matching Credits (Section 22.7)

SCHEDULE 22.11           Labor Matters
                         (Section 22.11)

SCHEDULE 22.12           ERISA Benefit Plans/Payroll Practices/Employee Arrangements
                         (Section 22.12)